EXHIBIT 10.1

EXECUTION VERSION
JPY14,000,000,000
FACILITY AGREEMENT
Dated 7 December 2012
for
SYNNEX INFOTEC CORPORATION
arranged by
RBS SECURITIES JAPAN LIMITED
THE ROYAL BANK OF SCOTLAND PLC
AOZORA BANK, LTD.
SUMITOMO MITSUI BANKING CORPORATION
CHINATRUST COMMERCIAL BANK, TOKYO BRANCH
MIZUHO BANK, LTD.
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
THE TOKYO STAR BANK, LIMITED
BANK OF TAIWAN, TOKYO BRANCH
with
THE ROYAL BANK OF SCOTLAND PLC
acting as Agent
and
DB TRUST COMPANY LIMITED JAPAN
acting as Security Agent
Ref: L-207147
Gaikokuho Kyodo-Jigyo Horitsu
Jimusho Linklaters

CONTENTS
CLAUSE    PAGE
SECTION 1
INTERPRETATION

1.	Definitions and interpretation 1
SECTION 2
THE FACILITIES

2.	The Facilities 19

3.	Purpose 20

4.	Conditions of Utilisation 20
SECTION 3
UTILISATION

5.	Utilisation 22
SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.	Repayment 24

7.	Prepayment and cancellation 25
SECTION 5
COSTS OF UTILISATION

8.	Interest 28

9.	Interest Periods 29

10.	Changes to the calculation of interest 29

11.	Fees 30
SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

12.	Tax gross up and indemnities 32

13.	Increased costs 38

14.	Other indemnities 39

15.	Mitigation by the Lenders 40

16.	Costs and expenses 41
SECTION 7
GUARANTEE

17.	Guarantee and indemnity 42
SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	Representations 45

19.	Information undertakings 50

20.	Financial covenants 54

21.	General undertakings 59

1

22.	Events of Default 64
SECTION 9
CHANGES TO PARTIES

23.	Changes to the Lenders 69

24.	Changes to the Obligors 74
SECTION 10
THE FINANCE PARTIES

25.	Role of the Agent, the Security Agent and the Arranger 75

26.	Conduct of business by the Finance Parties 81

27.	Sharing among the Finance Parties 81
SECTION 11
ADMINISTRATION

28.	Payment mechanics 83

29.	Notices 86

30.	Calculations and certificates 88

31.	Partial invalidity 88

32.	Remedies and waivers 88

33.	Amendments and waivers 88

34.	Agreement on Bank Transactions 89

35.	Confidentiality 89

36.	Counterparts 91

37.	Preparation of a Notarised Deed 91

38.	USA Patriot Act 92
SECTION 12
GOVERNING LAW, ENFORCEMENT AND ENTIRE AGREEMENT

39.	Governing law 93

40.	Enforcement 93

41.	Entire Agreement 93
THE SCHEDULES
SCHEDULE    PAGE
SCHEDULE 1 The Original Lenders    94
SCHEDULE 2 Conditions precedent and conditions subsequent    95
SCHEDULE 3 Requests    98
SCHEDULE 4 Form of Transfer Certificate    99
SCHEDULE 5 Form of Assignment Agreement    101
SCHEDULE 6 Security Agency and Agency Provisions    104
SCHEDULE 7 Form of Compliance Certificate    107
SCHEDULE 8 Timetables    108

2

THIS AGREEMENT is dated 7 December 2012 and made between:

(1)	SYNNEX INFOTEC CORPORATION as borrower (the "Company");

(2)	SYNNEX CORPORATION, a Delaware corporation, as guarantor (the "Guarantor");

(3)
RBS SECURITIES JAPAN LIMITED, THE ROYAL BANK OF SCOTLAND PLC, AOZORA BANK, LTD. and SUMITOMO MITSUI BANKING CORPORATION as mandated lead arrangers, CHINATRUST COMMERCIAL BANK, TOKYO BRANCH, MIZUHO BANK, LTD., THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. and THE TOKYO STAR BANK, LIMITED as lead arrangers and BANK OF TAIWAN, TOKYO BRANCH as arranger (whether acting individually or together, the "Arranger");

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the "Original Lenders");

(5)	THE ROYAL BANK OF SCOTLAND PLC as agent of the other Finance Parties (the "Agent"); and

(6)	DB TRUST COMPANY LIMITED JAPAN as security agent for the Finance Parties (the "Security Agent").

IT IS AGREED as follows:
SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:
"Account Debtor" means a customer of the Company who has entered into a Sales Contract with the Company.
"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
"Anti-Social Conduct" means:

(a)	a demand accompanied by the use or threat of force and arms;

(b)	an unreasonable demand and conduct having no legal cause;

(c)	threatening or committing violent behaviour relating to its business transactions;

(d)	an action to defame the reputation or interfere with the business of any Finance Party by spreading rumours, using fraudulent means or resorting to force; or

(e)	other actions similar or analogous to any of the foregoing in any jurisdiction.
"Anti-Social Group" means:

(a)	an organized crime group (as defined in the Law relating to Prevention of Unjustifiable Acts by Gang Members of Japan (Law No. 77 of 1991, as amended));

(b)	a member of an organised crime group;

(c)	a person who used to be a member of an organised crime group but has only ceased to be a member of an organised crime group for a period of less than 5 years;

(d)	a quasi-member of an organised crime group;

(e)	a related or associated company of an organised crime group;

(f)	a corporate racketeer or blackmailer advocating social cause or a special intelligence organised crime group; or

(g)	a member of any other criminal force similar or analogous to any of the foregoing in any jurisdiction.
"Anti-Social Relationship" means in relation to a person:

(a)	an Anti-Social Group controls its management;

(b)	an Anti-Social Group is substantively involved in its management;

(c)	it has entered into arrangements with an Anti-Social Group for the purpose of, or which have the effect of, unfairly benefiting itself or a third party or prejudicing a third party;

(d)	it is involved in the provision of funds, facilities or other benefits to an Anti-Social Group; or

(e)	any of its directors or any other person who is substantively involved in its management has a socially objectionable relationship with an Anti-Social Group that can be criticised by the public.
"Anti-Terrorism Laws" means the Executive Order, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA Patriot Act, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), any other law or regulation administered by OFAC, the US State Department, the US Department of Commerce or the US Department of the Treasury, and any similar law enacted in the United States after the date of this Agreement.
"Assignment Agreement" means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.
"Authorisation" means an authorisation (ninka), consent (including government or regulatory consents (syounin)), approval (kyoka), resolution, licence, exemption, filing, notarisation, lodgement or registration (including filings or registrations (touroku) with any Governmental Agency) including the expiry of any period required by a Governmental Agency for any of the foregoing to be in full force and effect.
"Availability Period" means:

(a)	in relation to Facility A, the period from and including the date of this Agreement to and including the date which is one month after the date of this Agreement; and

(b)	in relation to Facility B, the period from and including the date of this Agreement to and including the date which is one month prior to the Termination Date.
"Available Commitment" means, in relation to a Facility, a Lender's Commitment under that Facility minus:

(a)	the amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date, other than, in relation to any proposed Utilisation under Facility B only, that Lender's participation in any Facility B Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.
"Available Facility" means, in relation to a Facility, the aggregate for the time being of each Lender's Available Commitment in respect of that Facility.
"Bank Account Pledge Agreement" means the bank account pledge agreement dated on or about the date of this Agreement between the Company, the Agent and the Security Agent pursuant to which the Company grants Security over the Secured Account.
“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).
"Break Costs" means the amount (if any) by which:

(a)
the amount of interest (excluding the Margin) which a Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt of all or any part of the principal amount of a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount of interest which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Tokyo.
"Capital Contribution" means the proceeds of:

(a)	a subscription for fully paid up common shares in the Company, which are issued to the Guarantor for cash after the date of this Agreement; or

(b)
loans made by the Guarantor to the Company after the date of this Agreement which are subordinated to the obligations of the Company under the Finance Documents on terms and conditions reasonably acceptable to the Agent and which are required to be deposited into the Secured Account in accordance with paragraph (b)(iv) of Clause 20.3 (Capital contribution).

"Commitment" means a Facility A Commitment or Facility B Commitment.
"Compliance Certificate" means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

"Confidential Information" means all information relating to the Company, any Obligor, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 35 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking in the form agreed between the Company and the Agent.
"Consumption Tax" means consumption tax (shouhi zei) as provided for in the Consumption Tax Act (Shouhi zei hou) (Act No. 108 of 1988) and/or local consumption tax (chihou shouhi zei) as provided for in the Local Tax Act (Chihou zei hou) (Act No. 226 of 1950) and any other tax on goods and services or of a similar nature.
"Controlled Group" means an entity, whether or not incorporated, which is under common control with an Obligor within the meaning of Section 4001 of ERISA or is part of a group that includes an Obligor and that is treated as a single employer under Section 414 of the Internal Revenue Code. When any provision of this Agreement relates to a past event, the term "member of the Controlled Group" includes any person that was a member of the Controlled Group at the time of that past event.
"Cyber Logistics Corporation" means Cyber Logistics Corporation, a company incorporated under the laws of Japan with company number 0106-01-037964 and having its registered office at 6-3-1 Toyo, Koto-ku, Tokyo 135-0016, Japan.
"Debt Instrument" means any instrument, document, agreement, security or facility pursuant to which the Guarantor is a primary or secondary obligor, including as a borrower or guarantor, whether absolute or contingent, for obligations characterized as indebtedness under US GAAP, whether or not there are any amounts outstanding under such instrument, document agreement, security or facility and whether or not such instrument, document agreement, security or facility is then terminable by the Guarantor.
"Default" means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
"Defaulted Receivable" means a Trade Receivable which:

(a)	has not been paid by its due and payable date and continues to be unpaid 91 days after such date; or

(b)	is owed by an Account Debtor in respect of whom:

(i)
a petition for bankruptcy (hasan), corporate reorganisation (kaisha kousei), civil rehabilitation (minji saisei), special liquidation (tokubetsu seisan), specified mediation (tokutei choutei) or any similar proceedings in Japan are filed against it; or

(ii)
a ground for dissolution (kaisan) provided for in laws or the articles of incorporation occurs in respect of any such company, any such company passes a resolution for the dissolution of, or a dissolution judgment or dissolution order is rendered with respect to, any such company.

"Designated Person" means a person or entity:

(a)	listed in the annex to, or otherwise subject to the provisions of, the Executive Order;

(b)
named as a "Specially Designated National and Blocked Person" on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(c)	with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law.
"Dilution" means, in respect of a Trade Receivable or part thereof, any of the following events:

(a)
its reduction or satisfaction (other than by payment in satisfaction thereof of an amount in Yen by the Account Debtor) as a result of (i) any credits, rebates, freight charges, cash discounts, volume discounts, cooperative advertising expenses, royalty payments, warranties, cost of parts required to be maintained by agreement (either express or implied), allowances for early payment, warehouse and other allowances, defective, rejected, returned or repossessed merchandise or services, or any failure by any originator to deliver any merchandise or services or otherwise perform under the underlying contract or invoice, (ii) any change in or cancellation of any of the terms of the underlying contract or invoice or any cash discount, rebate, retroactive price adjustment or any other adjustment which reduces the amount payable by the Account Debtor on the related Trade Receivable; and

(b)	any dispute, discount, deduction, claim, right of set-off, defence or counterclaim of any kind relating to such Trade Receivable, regardless of whether the same:

(i)	is in an amount greater than, equal to or less than such Trade Receivable;

(ii)	is bona fide or not; or

(iii)	arises by reason of any event due to any cause or event beyond the control of the Company or the relevant Account Debtor, provided that, in each case, (A) any write-offs of a Trade Receivable that is a Defaulted Receivable shall not constitute Dilution of such Trade Receivable and (B) any reduction of a Trade Receivable or part thereof by any pass-through sales incentive scheme of a supplier to the Company (whereby such reduction is caused by a payment by the Company to the relevant Account Debtor and such payment is funded by or reimbursed by such supplier) shall not constitute Dilution of such Trade Receivable.
"Disruption Event" means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
"Employee Plan" means, at any time, an "employee pension benefit plan" as defined in Section 3(2) of ERISA subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA (other than a Multiemployer Plan), then or at any time during the previous five years maintained for, or contributed to (or to which there is or was an obligation to contribute) on behalf of, employees of any Obligor or ERISA Affiliate.
"Environment" means living organisms including the ecological systems of which they form part and the following media:

(a)	air (including air within natural or man-made structures, whether above or below ground);

(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including land under water).
"Environmental Claim" means any litigation, arbitration or administrative proceedings of or before any court, arbitral body or regulatory authority relating to Environmental Law or the environmental, health or safety related obligations of any agreement, laws and regulations of any jurisdiction.
"Environmental Law" means all laws and regulations of any relevant jurisdiction concerning or applicable with regard to: (i) the pollution or protection of, or compensation of damage or harm to, the

Environment; (ii) occupational or public health and safety; or (iii) emissions, discharges or releases into, or the presence in, the Environment or of the use, treatment, storage, disposal, transportation or handling of Hazardous Substances (including without limitation taxation or any obligation to purchase credits or allowances or to provide financial security with regard to any such activities).
"Environmental Licence" means any Authorisation, notification, assessment, certificate, allowance or credit required at any time under Environmental Law.
"ERISA" means the US Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) and the regulations promulgated and rulings issued thereunder.
"ERISA Affiliate" means each person (as defined in Section 3(9) of ERISA) that is a member of a Controlled Group of any Obligor.
"ERISA Event" means any of the following events:

(a)
any reportable event, as defined in Section 4043(c) of ERISA and the regulations promulgated under it, with respect to an Employee Plan as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty days of the occurrence of that event. However, the existence with respect to any Employee Plan of an "accumulated funding deficiency" (as defined in Section 302 of ERISA), or, on and after the effectiveness of the Pension Act, a failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA, shall be a reportable event for the purposes of this paragraph (a) regardless of the issuance of any waiver;

(b)
the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of that Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of an Employee Plan and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to that Employee Plan within the following 30 days;

(c)	the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Employee Plan;

(d)	the termination of any Employee Plan under Section 4041(c) of ERISA;

(e)	the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan;

(f)	the failure to make a required contribution to any Employee Plan that would result in the imposition of an encumbrance under the Internal Revenue Code or ERISA;

(g)	engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA;

(h)	a determination that any Employee Plan is, or is expected to be, in at-risk status (within the meaning of Title IV of ERISA); or

(i)
the receipt by any Obligor or ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Obligor or ERISA Affiliate of any notice that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or, on and after the effectiveness of the Pension Act, that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 305 of ERISA).

"Event of Default" means any event or circumstance specified as such in Clause 22 (Events of Default).
"Executive Order" means the US Executive Order No. 13224 on Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, which came into effect on 24 September 2001, as amended.
"Exemption Event" means;

(a)	a natural disaster, pandemic, terrorist attack or an outbreak of war occurs that results in a Lender not being able to fund;

(b)	there is a failure in electrical communications, payment systems or settlement systems that results in a Lender not being able to fund;

(c)	any event occurs within the Relevant Interbank Market that disables loans in Yen and results in a Lender not being able to fund; or

(d)	any other event beyond the reasonable control of and not attributable to a Lender that results in it not being able to fund, in each case, as reasonably determined by the Majority Lenders, or in the event that the Agent reasonably determines that such determination by the Majority Lenders is impractical, the Agent acting reasonably.
“Existing Security” means the Security existing as at the date of this Agreement which has been granted by the Company in accordance with the Existing Syndicated Facility Agreement.
“Existing Syndicated Facility Agreement” means the JPY10,000,000,000 facility agreement dated 29 November 2010 between, amongst others, the Company and The Royal Bank of Scotland plc.
“Existing Syndicated Loan Facility” means the term and revolving facility loans outstanding under the Existing Syndicated Facility Agreement.
"Facility" means Facility A or Facility B.
"Facility A" means the term loan facility made available under this Agreement as described in Clause 2 (The Facilities).
"Facility A Commitment" means:

(a)
in relation to an Original Lender, the amount in Japanese Yen set opposite its name under the heading "Facility A Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in Japanese Yen of any Facility A Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility A Loan" means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.
"Facility A Repayment Date" means the Termination Date.
"Facility B" means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facilities).
"Facility B Commitment" means:

(a)
in relation to an Original Lender, the amount in Japanese Yen set opposite its name under the heading "Facility B Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in Japanese Yen of any Facility B Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
"Facility B Loan" means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.
"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.
"FATCA" means:

(a)	sections 1471 to 1474 of the Internal Revenue Code, any associated regulations and other official guidance;

(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; and

(c)
any agreement pursuant to the implementation of paragraphs (a) or (b) above with the United States Internal Revenue Service, the government of the United States of America or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)
in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Internal Revenue Code (which relates to payments of interest and certain other payments from sources within the United States of America), 1 January 2014;

(b)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Internal Revenue Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the United States of America), 1 January 2015; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Internal Revenue Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA after the date of this Agreement.
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.
"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.
"FATCA FFI" means a foreign financial institution as defined in section 1471(d)(4) of the Internal Revenue Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.
"Fee Letter" means each of the following:

(a)	the fee letter dated on or about the date of this Agreement between the Company and RBS Securities Japan Limited; and

(b)	the fee letter dated on or about the date of this Agreement between the Company and the Security Agent, in each case setting out any of the fees referred to in Clause 11 (Fees).
"Finance Document" means this Agreement, any Fee Letter, any Security Document and any other document designated as such by the Agent and the Company.
“Finance Lease” means any lease or hire purchase contract which would, in accordance with applicable accounting principles, be treated as a finance or capital lease.
"Finance Party" means the Agent, the Security Agent, the Arranger or a Lender.
"Financial Covenant Restriction" means any provision of a Debt Instrument directly or indirectly restricts the right or power of the Guarantor, or prohibits or restrains, or has the effect of restricting, prohibiting or restraining, or imposes materially adverse conditions upon the right or power of the Guarantor to incur or repay Financial Indebtedness.
"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	shares which are expressed to be redeemable;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.
"GAAP" means:

(a)	in respect of the Company, Japanese GAAP; and

(b)	in respect of the Guarantor, US GAAP.
"Governmental Agency" means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).
"Group" means the Guarantor and its Subsidiaries.
"Group Structure Chart" means the structure chart of the Group showing the capital ownership of the Company in the form agreed between the Guarantor and the Arranger prior to the date of this Agreement.
"Hazardous Substance" means any waste, pollutant, emission, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment or a nuisance to any person or that may make the use or ownership of any affected land or property more costly.
"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.
"Information Memorandum" means the documents comprising presentation materials and financial projections in the form approved by the Company concerning the Group which, at the Company's request and on its behalf, were prepared in relation to this transaction and distributed by RBS Securities Japan Limited to selected financial institutions prior to the date of this Agreement.
"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"Internal Revenue Code" means the United States Internal Revenue Code of 1986 (26 U.S.C. §§ 1 et seq.).
"Inventory" means all goods owned by the Company which are being held for sale, including without limitation computer-related components and accessories that are being held for sale.
"Inventory Assignment Agreement" means the inventory assignment agreement dated on or about the date of this Agreement between the Company, the Agent and the Security Agent.
"Japanese GAAP" means generally accepted accounting principles, standards and practices in Japan.
"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 23 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
"Liabilities" means all present and future money, debt and liabilities due, owing or incurred by any Obligor to any Secured Party under or in connection with any Finance Document (in each case whether alone or jointly, or jointly and severally, with other person, whether actually or contingently and whether as principle, surety or otherwise).
"Loan" means a Facility A Loan or a Facility B Loan.
"Majority Lenders" means:

(a)
if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)
at any other time, a Lender or Lenders whose Available Commitment and participations in the Loans then outstanding aggregate more than 66 2/3% of all the Available Commitment and Loans then outstanding.

"Margin" means 1.90 per cent. per annum.
"Margin Stock" means “margin stock” or “margin security” within the meaning of Regulation U or X.
"Material Adverse Effect" means a material adverse effect on or material adverse change in:

(a)	the financial condition, assets, prospects or business of any Obligor or the consolidated financial condition, assets, prospects or business of the Group or the Obligors taken as a whole;

(b)	the ability of any Obligor to perform and comply with its obligations under any Finance Document;

(c)	the validity, legality or enforceability of any Finance Document; or

(d)	the validity, legality or enforceability of any Security expressed to be created pursuant to any Security Document or on the priority and ranking of any of that Security.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.
The above rules will only apply to the last Month of any period.
"Monthly Report" has the meaning given to it in Clause 19.9 (Inventory and Trade Receivables).
"Multiemployer Plan" means, at any time, a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) then or at any time during the previous five years maintained for, or contributed to (or to which there is or was an obligation to contribute) on behalf of, employees of any Obligor or ERISA Affiliate.
"Non-Consenting Lender" has the meaning given to that term in paragraph (a) of Clause 7.6 (Right of replacement or repayment and cancellation in relation to a single Lender).
"Obligors" means the Company and the Guarantor and "Obligor" means any of them.
"OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury.
"Original Financial Statements" means:

(a)
in relation to the Company, (i) its audited consolidated and unaudited unconsolidated financial statements for the financial year ended 30 November 2011, in each case prepared using Japanese GAAP, (ii) its consolidated financial statements for the financial quarter ended 31 August 2012 prepared using US GAAP, and (iii) its unconsolidated financial statements for the financial quarter ended 31 August 2012 prepared using Japanese GAAP; and

(b)	in relation to the Guarantor, its audited financial statements for its financial year ended 30 November 2011, in each case prepared using US GAAP.
"Original Trade Receivables" shall have the meaning ascribed to it in the Security Trust Agreement.
"Party" means a party to this Agreement.
"PBGC" means the Pension Benefit Guaranty Corporation of the USA established pursuant to Section 4002 of ERISA (or any entity succeeding to all or any of its functions under ERISA).
“Pension Act” means the United States Pension Protection Act of 2006, as amended.
"Qualifying Lender" has the meaning given to it in Clause 12 (Tax gross-up and indemnities).
"Quotation Day" means, in relation to any period for which an interest rate is to be determined two Business Days before the first day of that period.
"Reference Banks" means, subject to Clause 25.16 (Reference Banks), in relation to TIBOR the principal Tokyo offices of The Royal Bank of Scotland plc or such other banks as may be appointed by the Agent in consultation with the Company.

"Refinancing Date" means the date of first Utilisation under this Agreement.
“Regulation T", “Regulation U" or "Regulation X" means Regulation T, U or X, as the case may be, of the Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof.
"Relevant Interbank Market" means the Tokyo interbank market.
"Repeating Representations" means each of the representations set out in Clauses 18.1 (Status) to 18.4 (Power and authority), Clause 18.6 (Governing law and enforcement), Clause 18.9 (No default), paragraphs (c) and (d) of Clause 18.11 (Financial statements), Clause 18.12 (Net Worth), 18.13 (Pari passu ranking) to Clause 18.14 (No proceedings pending or threatened), and Clause 18.16 (Anti-Social Group) to Clause 18.25 (Employee Benefit Plans).
"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
"Rollover Loan" means one or more Facility B Loans:

(a)	made or to be made on the same day that one or more maturing Facility B Loans is or are due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Facility B Loan(s); and

(c)	made or to be made to the Company for the purpose of refinancing the maturing Facility B Loan(s).
"Sales Contract" means a sales contract between the Company and an Account Debtor for the supply of goods by the Company.
"Screen Rate" means the percentage rate per annum determined by the Japanese Bankers Association for the relevant period displayed on the appropriate page 17097 of the Reuters screen. If such page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.
"Secured Account" means the account in the name of the Company and held with the Agent for the purposes of Clause 20.3 (Capital contribution), over which Security has been granted in favour of the Security Agent (acting for and on behalf of the Finance Parties).
"Secured Assets" means the assets over which Security is expressed to be created pursuant to any Security Document.
"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
"Security Document" means the Security Trust Agreement, the Inventory Assignment Agreement, the Bank Account Pledge Agreement and any security document that may at any time be given as security for any of the Liabilities pursuant to or in connection with any Finance Document or any supplement thereto.
"Security Property" has the meaning given to it in Schedule 6 (Security agency and agency provisions).

"Security Provider" means the security provider for the Security that is expressed to be created pursuant to any Security Document.
"Security Trust Agreement" means the security trust agreement (receivables assignment) dated on or about the date of this Agreement between the Company, the Original Lenders, the Agent and the Security Agent.
"Senior Secured Revolving Loan Agreement" means the primary senior, secured Debt Instrument for the provision of revolving working capital loans capital directly to the Guarantor. As of the date of this Agreement, the Senior Secured Revolving Loan Agreement is the US Credit Agreement.
"Specified Time" means a time determined in accordance with Schedule 8 (Timetables).
"Subsidiary" means in relation to any company, corporation or other legal entity, (a "holding company"), a company, corporation or other legal entity;

(a)	which is controlled, directly or indirectly, by the holding company;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the holding company;

(c)	which is a subsidiary of another Subsidiary of the holding company; or

(d)	which, in accordance with GAAP, would be required to be consolidated with that holding company, and, for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to determine the composition of the majority of its board of directors or equivalent body.
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Termination Date" means, in relation to each of Facility A and Facility B, the date which is 3 years after the date of this Agreement.
"TIBOR" means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)
(if no Screen Rate is available for Yen or for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the Tokyo interbank market, as of the Specified Time on the Quotation Date for the offering of deposits in Yen and for a period comparable to the Interest Period for that Loan.
"Total Commitments" means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments, being JPY14,000,000,000 at the date of this Agreement.
"Total Facility A Commitments" means the aggregate of the Facility A Commitments, being JPY6,000,000,000 at the date of this Agreement.

"Total Facility B Commitments" means the aggregate of the Facility B Commitments, being JPY8,000,000,000 at the date of this Agreement.
"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.
"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.
"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.
"US" and "United States" means the United States of America, its territories and possessions.
"US GAAP" means generally accepted accounting principles, standards and practices in the United States of America.
“US$” or “USD” means the lawful currency for the time being of the United States of America.
"USA Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States, as amended.
"US Bankruptcy Law" means the United States Bankruptcy Code of 1978 (Title 11 of the United States Code) or any other United States federal or state bankruptcy, insolvency or similar law.
“US Credit Agreement” means the fourth amended and restated credit agreement dated 12 November 2010 between, among others, the Guarantor, the lenders named therein and Bank of America, N.A., as agent, lender, sole lead arranger and bookrunner, as amended from time to time.
"US Tax Obligor" means:

(a)	a Borrower which is resident for tax purposes in the United States of America; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the United States for United States federal income tax purposes.
"Utilisation" means a utilisation of a Facility.
"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.
"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Requests).
"Yen ", "JPY" or "¥" means Japanese Yen.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)
the "Agent", the "Arranger", any "Finance Party", any "Lender", any "Obligor", any "Party" or the "Security Agent" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)
a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document or other agreement or instrument;

(iv)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)
a "person" includes any individual, firm company (including, without limitation, kaisha), corporation (including, without limitation, houjin), government, state or agency of a state or any association (including, without limitation, kenri nouryoku naki shadan), trust (including, without limitation, shintaku), joint venture, consortium or partnership (whether or not having separate legal personality and including, without limitation, kumiai);

(vi)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law and including, without limitation, meirei, kisoku, kokuji, tsutatsu, kinyu kensa manual, kantoku shishin and no-action letter) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	a time of day is a reference to Tokyo time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

(e)
The "equivalent" in any currency (the "first currency") of any amount in another currency (the "second currency") shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the Agent's spot rate of exchange for the purchase of the first currency with the second currency at or about 11:00 a.m. on a particular day (or at or about such time and on such date as the Agent may from time to time reasonably determine to be appropriate in the circumstances).

1.3	Third Party Rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right to enforce or to enjoy the benefit of any term of any Finance Document.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to amend, waive, rescind, vary or terminate any Finance Document at any time.

1.4	Language
This Agreement is made in the English language. The English language version of this Agreement shall prevail over any translation of this Agreement. However, where a Japanese translation of a word or phrase appears in the text of this Agreement, the Japanese translation of such word or phrase shall prevail.

SECTION 2
THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities
Subject to the terms of this Agreement, each Lender makes available to the Company:

(a)	a term loan facility in an aggregate amount equal to the Total Facility A Commitments; and

(b)	a revolving loan facility in an aggregate amount equal to the Total Facility B Commitments.

2.2	Finance Parties' rights and obligations

(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Obligors' agent

(a)	Each Obligor (other than the Company) irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)
the Company on its behalf to supply all information concerning itself contemplated by the Finance Documents to the Finance Parties and to give and receive all notices, consents and instructions (including Utilisation Requests), to agree, accept and execute on its behalf all documents in connection with the Finance Documents (including amendments and variations of, and consents under, any Finance Document) and to execute any new Finance Document and to take such other action as may be necessary or desirable under, or in connection with, the Finance Documents; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company.

(b)	Each Obligor (other than the Company) confirms that:

(i)	it will be bound by any action taken by the Company under, or in connection with, any Finance Document; and

(ii)	each Finance Party may rely on any action purported to be taken by the Company on behalf of that Obligor.

3.	PURPOSE

3.1	Purpose

(a)
The Company shall apply all amounts borrowed by it under Facility A towards the repayment of existing Facility A under the Existing Syndicated Loan Facility and any proceeds remaining after such repayment shall be applied for the general corporate and working capital purposes of the Company and its Subsidiaries.

(b)
The Company shall apply all amounts borrowed by it under Facility B towards the repayment of existing Facility B under the Existing Syndicated Loan Facility and any proceeds remaining after such repayment shall be applied for the general corporate and working capital purposes of the Company and its Subsidiaries.

(c)	No amount borrowed under the Facilities shall be applied in any manner that may be illegal or contravene any applicable law or regulation in any relevant jurisdiction.

3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent
The Company may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent and conditions subsequent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent
The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)
in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan;

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects;

(iii)	no Exemption Event has occurred and is continuing; and

(iv)	no crystallisation has occurred in respect of any transaction Security which is, or is expected to be granted by way of blanket security (ne-tanpo).

4.3	Drawing of Facilities

(a)	A Utilisation in respect of Facility B may be made on any Business Day during a calendar month.

(b)	No more than one Utilisation may be made in respect of Facility A.

4.4	Maximum number of Loans

The Company may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 6 Facility B Loans would be outstanding, provided that all Facility B Loans having the same length and same beginning date of their Interest Periods shall be aggregated together and considered one Facility B Loan for this purpose.

SECTION 3
UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request
The Company may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time. Any such Utilisation Request shall, unless otherwise specified by the Agent in advance, by delivered by fax.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods); and

(iv)	it specifies the account and bank to which the proceeds of the Utilisation are to be credited.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be Japanese Yen.

(b)	The amount of the proposed Loan must be a minimum of JPY6,000,000,000 for Facility A and JPY25,000,000 for Facility B or in either case, if less, the Available Facility.

(c)	Subject to paragraph (b) above, the amount of the proposed Facility B Loan must be a multiple of JPY25,000,000.

5.4	Lenders' participation

(a)
If the conditions set out in this Agreement have been met and subject to Clause 6.2 (Repayment of Facility B Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall by the Specified Time notify:

(i)	each Facility A Lender of the amount of each Facility A Loan and the amount of its participation in that Loan; and

(ii)	each Facility B Lender of the amount of each Facility B Loan and the amount of its participation in that Loan.

5.5	Cancellation of Commitment

(a)	The Facility A Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility A.

(b)	The Facility B Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B.

5.6	Deemed Utilisation Requests

(a)
Notwithstanding Clause 5.1 (Delivery of a Utilisation Request), in respect of each outstanding Facility B Loan from time to time, a duly completed Utilisation Request for a Rollover Loan is deemed to be delivered by the Company at the applicable Specified Time (a “Deemed Utilisation Request”), unless the Company notifies the Agent otherwise in writing at least 3 Business Days prior to such Specified Time.

(b)
The proposed Interest Period in respect of any Deemed Utilisation Request shall be 1 Month. The account and bank details in any Deemed Utilisation Request are deemed to be the same as the relevant maturing Facility B Loan.

(c)
All provisions in this Agreement relating to (and all terms contained in) a Utilisation Request shall apply to each Deemed Utilisation Request and to the Company as if such Deemed Utilisation Request were a Utilisation Request delivered by the Company.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Facility A Loans

(a)	The Company shall repay the Facility A Loan on the Facility A Repayment Date.

(b)	The Company may not reborrow any part of Facility A which is repaid.

6.2	Repayment of Facility B Loans

(a)	The Company shall repay each Facility B Loan on the last day of its Interest Period.

(b)	Without prejudice to the Company's obligation under paragraph (a) above, if one or more Facility B Loans are to be made available to the Company:

(i)	on the same day that a maturing Facility B Loan is due to be repaid by the Company; and

(ii)	for the purpose of refinancing the maturing Facility B Loan, the aggregate amount of the new Facility B Loans shall be treated as if applied in or towards repayment of the maturing Facility B Loan so that:

(A)	if the amount of the maturing Facility B Loan exceeds the aggregate amount of the new Facility B Loans:

(1)	the Company will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(2)
each Lender's participation (if any) in the new Facility B Loans shall be treated as having been made available and applied by the Company in or towards repayment of that Lender's participation (if any) in the maturing Facility B Loan and that Lender will not be required to make its participation in the new Facility B Loans available in cash; and

(B)	if the amount of the maturing Facility B Loan is equal to or less than the aggregate amount of the new Facility B Loans:

(1)	the Company will not be required to make any payment in cash; and

(2)
each Lender will be required to make its participation in the new Facility B Loans available in cash only to the extent that its participation (if any) in the new Facility B Loans exceeds that Lender's participation (if any) in the maturing Facility B Loan and the remainder of that Lender's participation in the new Facility B Loans shall be treated as having been made available and applied by the Company in or towards repayment of that Lender's participation in the maturing Facility B Loan.

(C)	Any Facility B Loan remaining outstanding on the Termination Date shall be repaid on that date.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality
If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)
the Company shall repay that Lender's participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Change of control

(a)	If the Guarantor ceases to indirectly hold 75 per cent. of the issued share capital of the Company:

(i)	the Company shall promptly notify the Agent upon becoming aware of that event;

(ii)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and

(iii)
if the Majority Lenders so require, the Agent shall, by not less than 5 days' notice to the Company, cancel the Total Commitments and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

7.3	Voluntary cancellation
The Company may, if it gives the Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of JPY25,000,000 and a multiple of JPY25,000,000) of an Available Facility. Any cancellation under this Clause 7.3 shall reduce the Commitments of the Lenders rateably under that Facility.

7.4	Voluntary prepayment of Facility A Loans

(a)
The Company may, if it gives the Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Facility A Loan (but, if in part, being an amount that reduces the amount of the Facility A Loan by a minimum amount of JPY25,000,000 and a multiple of JPY25,000,000).

(b)	A Facility A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the applicable Available Facility is zero).

7.5	Voluntary prepayment of Facility B Loans
The Company may, if it gives the Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Facility B Loan (but if in part, being an amount that reduces the amount of the Facility B Loan by a minimum amount of JPY25,000,000 and a multiple of JPY25,000,000).

7.6	Right of replacement or repayment and cancellation in relation to a single Lender

(a)
In this Clause 7.6, "Non-Consenting Lender" means any Lender which does not agree to a consent, waiver or amendment of any provision of the Finance Documents which has been requested by the Company or any other Obligor and, through the Facility Agent, the requested consent, amendment or waiver requires the consent of more than the Majority Lenders, and Lenders holding 85 per cent. or more of the Commitments under the Facilities have agreed to that consent, waiver or amendment.

(b)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up);

(ii)	any Lender claims indemnification from the Company under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs); or

(iii)	any Lender becomes a Non-Consenting Lender.
the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (e) below.

(c)	On receipt of a notice of cancellation referred to in paragraph (b) above, the Commitment of that Lender shall immediately be reduced to zero.

(d)
On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (b) above (or, if earlier, the date specified by the Company in that notice), the Company shall repay that Lender's participation in that Loan.

(e)
The Company may, in the circumstances set out in paragraph (b) above, on 10 Business Days' prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 23.8 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(f)	The replacement of a Lender pursuant to paragraph (e) above shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender; and

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

7.7	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Company may not reborrow any part of Facility A which is prepaid.

(d)	Unless a contrary indication appears in this Agreement, any part of Facility B which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(e)	The Company shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(h)
If all or part of a Loan under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the amount of the Loan which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (h) shall reduce the Commitments of the Lenders rateably under that Facility.

SECTION 5
COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	TIBOR.

8.2	Payment of interest
The Company shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

8.3	Default interest

(a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue to the fullest extent permitted by law on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 2 per cent. and the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)
If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan then upon expiry of the current Interest Period relating to that Loan such Loan shall have an Interest Period of a duration selected by the Agent (acting reasonably) and the rate of interest applying to the Unpaid Sum during that Interest Period shall be the sum of 2 per cent. and the rate which would have applied if the Unpaid Sum had not become due.

(c)
Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4	Notification of rates of interest
The Agent shall promptly notify the Lenders and the Company of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)
Each Interest Period for a Facility A Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period. The Interest Period for a Facility A Loan shall be three Months and shall not extend beyond the Termination Date applicable to Facility A.

(b)	Regarding a Facility B Loan:

(i)	the Company may select an Interest Period in the Utilisation Request for that Loan;

(ii)	if the Company does not select an Interest Period in the Utilisation Request in accordance with paragraph (i) above, the relevant Interest Period (including for a Rollover Loan) will be one Month;

(iii)
subject to this Clause 9, the Company may select an Interest Period of one, two, three or six Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan);

(iv)	an Interest Period shall not extend beyond the Termination Date applicable to Facility B; and

(v)	a Facility B Loan has one Interest Period only.

9.2	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations
Subject to Clause 10.2 (Market disruption), if TIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable TIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then no single rate of interest shall apply to each Lender’s share of that Loan and, instead, the rate of interest applicable to each such Lender's share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)
the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	In this Agreement "Market Disruption Event" means:

(i)
at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine TIBOR for the relevant currency and Interest Period; or

(ii)
before close of business at or about noon in Tokyo on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of TIBOR.

10.3	Alternative basis of interest or funding

(a)
If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

(c)
For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the thirty day period, the rate of interest shall continue to be determined in accordance with the terms of this Agreement.

10.4	Break Costs

(a)
The Company shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Company on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Commitment fee

(a)
The Company shall pay to the Agent (for the account of each Lender of the Facility B Loan) a fee in Japanese Yen computed at the rate of 0.40 per cent. per annum on that Lender's Available Commitment under Facility B for the Availability Period applicable to Facility B; and

(b)
The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

11.2	Upfront fee
The Company shall pay to the Agent (for the account of the Lenders) an upfront fee in the amount and at the time agreed in a Fee Letter.

11.3	Arrangement fee
The Company shall pay to RBS Securities Japan Limited an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.4	Agency fee
The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

11.5	Security agency fee
The Company shall pay to the Security Agent (for its own account) a security agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Clause 12:
"Domestic Entity" means naikoku houjin for Japanese tax purposes, which is a legal entity (houjin) having its principal office (honten or shutaru jimusho) in Japan.
"FATCA Payment" means either:

(a)	the increase in a payment made by an Obligor to a Finance Party under Clause 12.7 (FATCA Deduction and gross-up by Obligor) or paragraph (b) of Clause 12.8 (FATCA Deduction by a Finance Party); or

(b)	a payment under paragraph (d) of Clause 12.8 (FATCA Deduction by a Finance Party).
"Foreign Entity" means gaikoku houjin for Japanese tax purposes, which is a legal entity (houjin) other than a Domestic Entity.
"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
"Qualifying Lender" means:

(i)	in relation to a Tax Deduction in respect of Tax imposed by Japan, a Lender which is entitled to interest payable to that Lender in respect of an advance under a Finance Document and is either:

(A)	a Domestic Entity;

(B)	a Foreign Entity to whom interest payable in respect of an advance under a Finance Document:

(a)
does not constitute Income Derived From Japan (kokunai gensen shotoku) under Item 6 of Article 161 of the Income Tax Act (Shotoku zei ho) (Act No. 33 of 1965), Article 162 of Income Tax Act or the Treaty;

(b)
must be paid outside Japan only by one or more borrowers which do not and are not deemed to have an office (jimusho), place of business (jigyousho) or other similar place under paragraph 2 of Article 212 of Income Tax Act; or

(c)
is on a loan settled in a special international financial transactions account (tokubetsu kokusai kinyu torihiki kanjo) set out in the Foreign Exchange and Foreign Trade Act (Gaikoku kawase Oyobi Gaikoku Boueki Ho) (Act No 228 of 1949) and otherwise fulfils any conditions which must be fulfilled under Article

7 of Act on Special Measures Concerning Taxation (Sozei Tokubetsu Sochi Ho) (Act No 26 of 1957); or

(C)
a Foreign Entity which fulfils any conditions which must be fulfilled under paragraph 1 of Article 180 of the Income Tax Act (Shotoku zei hou) for that Foreign Entity to obtain exemption from Japanese taxation on interest; or

(D)	a Treaty Lender; and

(ii)	in relation to a Tax Deduction in respect of Tax imposed by any other jurisdiction from which a payment under a Finance Document is made by an Obligor, any Lender.
"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction.
"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).
"Treaty Lender" means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(ii)	fulfils any conditions which must be fulfilled under the double taxation agreement for residents of that Treaty State to obtain exemption from Japanese taxation on interest.
"Treaty State" means a jurisdiction having a double taxation agreement (sozei jouyaku) (a "Treaty") with Japan.

(b)	Unless a contrary indication appears, in this Clause 12 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it to any Finance Party without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by Japanese tax authorities, if on the date on which the payment falls due:

(i)
the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this

Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority; or

(ii)
the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)
Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant tax authorities.

(g)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary.

12.3	Tax indemnity

(a)
The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up), Clause 12.7 (FATCA Deduction and gross-up by Obligor) or paragraph (b) of Clause 12.8 (FATCA Deduction by a Finance Party);

(B)
would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied; or

(C)	is compensated for by a payment under paragraph (d) of Clause 12.8 (FATCA Deduction by a Finance Party).

(c)
A Protected Party making, or intending to make, a claim under paragraph (a) above shall notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.

12.4	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp taxes
The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	Consumption tax

(a)
All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for Consumption Tax purposes shall be deemed to be exclusive of any Consumption Tax which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if Consumption Tax is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such Consumption Tax.

(b)
If Consumption Tax is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Subject Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such Consumption Tax. The Recipient shall promptly pay to the Subject Party an amount equal to any credit or repayment from the relevant tax authorities which the Recipient reasonably determines is in respect of such Consumption Tax.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any cost or expense, that Party shall reimburse such Finance Party for the full amount of such cost or expense, including such part thereof as represents Consumption Tax, save to the extent that such Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for Consumption Tax purposes is entitled to credit or repayment in respect of such Consumption Tax from the relevant tax authorities.

12.7	FATCA Deduction and gross-up by Obligor

(a)
If an Obligor is required to make a FATCA Deduction, that Obligor shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.

(b)
If a FATCA Deduction is required to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

(c)
The Company shall promptly upon becoming aware that an Obligor must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Agent accordingly. Similarly, a Finance Party shall notify the Agent on becoming so aware in respect of a payment payable to that Finance Party. If the Agent receives such notification from a Finance Party it shall notify the Company and that Obligor.

(d)
Within thirty days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Obligor making that FATCA Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the relevant governmental or taxation authority.

12.8	FATCA Deduction by a Finance Party

(a)
Each Finance Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Finance Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction. A Finance Party which becomes aware that it must make a FATCA Deduction in respect of a payment to another Party (or that there is any change in the rate or the basis of such FATCA Deduction) shall notify that Party and the Agent.

(b)
If the Agent is required to make a FATCA Deduction in respect of a payment to a Finance Party under Clause 28.2 (Distributions by the Agent) which relates to a payment by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after the Agent has made such FATCA Deduction), leaves the Agent with an amount equal to the payment which would have been made by the Agent if no FATCA Deduction had been required.

(c)
The Agent shall promptly upon becoming aware that it must make a FATCA Deduction in respect of a payment to a Finance Party under Clause 28.2 (Distributions by the Agent) which relates to a payment by an Obligor (or that there is any change in the rate or the basis of such a FATCA Deduction) notify the Company, the relevant Obligor and the relevant Finance Party.

(d)
The Company shall (within three Business Days of demand by the Agent) pay to a Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered by that Finance Party as a result of another Finance Party making a FATCA Deduction in respect of a payment due to it under a Finance Document. This paragraph shall not apply to the extent a loss, liability or cost is compensated for by an increased payment under paragraph (b) above.

(e)
A Finance Party making, or intending to make, a claim under paragraph (d) above shall promptly notify the Agent of the FATCA Deduction which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

12.9	Tax Credit and FATCA
If an Obligor makes a FATCA Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that FATCA Payment forms part, to that FATCA Payment or to a FATCA Deduction in consequence of which that FATCA Payment was required; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the FATCA Payment not been required to be made by the Obligor.

12.10	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable passthru percentage or other information required under the Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA.

(b)
If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any policy of that Finance Party;

(iii)	any fiduciary duty; or

(iv)	any duty of confidentiality.

(d)
If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)
if that Party failed to confirm its applicable passthru percentage then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable passthru percentage is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

13.	INCREASED COSTS

13.1	Increased costs

(a)
Subject to Clause 13.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement. The terms "law" and "regulation" in this paragraph (a) shall include any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement "Increased Costs" means:

(i)
a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Finance Party);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)
A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)
compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iii)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(iv)	attributable to a FATCA Deduction required to be made by an Obligor or a Finance Party; or

(v)	compensated for by paragraph (d) of Clause 12.8 (FATCA Deduction by a Finance Party).

(b)	In this Clause 13.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities
The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	information produced or approved by the Company being or being alleged to be misleading or deceptive in any respect;

(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under this Agreement;

(d)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

(e)
funding, or making arrangements to fund, its participation in a Loan requested by the Company in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(f)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Company.

14.3	Indemnity to the Agent and the Security Agent
The Company shall promptly indemnify the Agent and the Security Agent against any cost, loss or liability incurred by the Agent or the Security Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(c)	taking, holding, protecting or enforcing any Security created pursuant to any Finance Document; or

(d)	exercising any of the rights, powers, discretions or remedies vested in it under any Finance Document or by law.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)
Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs) including (but not limited to) transferring or assigning its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Company shall within five Business Days of demand pay the Agent, the Security Agent and the Arranger the amount of all reasonable costs and expenses (including reasonable legal fees) incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs
If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 28.9 (Change of currency), the Company shall, within five Business Days of demand, reimburse the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent or the Security Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs
The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

16.4	Security Agent expenses
The Company shall promptly on demand pay the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the administration or release of any Security created pursuant to any Security Document.

SECTION 7
GUARANTEE

17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity
The Guarantor irrevocably and unconditionally:

(a)
provides a guarantee (rentai hosho) as a primary obligor and not merely as a surety to each Finance Party punctual performance by the Company of all the Company's obligations under the Finance Documents;

(b)
undertakes with each Finance Party that whenever the Company does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Company not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee (keizokuteki-hosho)
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part or any increase of the Commitments, and this guarantee constitutes a guarantee of payment and not of collection.

17.3	Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation or otherwise, without limitation, then the liability of the Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences
To the extent permitted by applicable law, the obligations of the Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, indulgence, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)	any insolvency, court protection or similar proceedings;

(h)	this Agreement or any other Finance Document not being executed by or binding against any other party; or

(i)
any other circumstance or occurrence that might constitute a defence available to, or discharge of, a surety or guarantor, other than the payment and performance in full of all Liabilities of the Obligors.

17.5	Guarantor intent
The Guarantor acknowledges that it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents. Without prejudice to the generality of Clause 17.4 (Waiver of defences), the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

17.6	Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.7	Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 17.

17.8	Deferral of Guarantor's rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent (or, as the case may be, the Security Agent) otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of or provider of security for any Obligor's obligations under the Finance Documents;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.
If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 28 (Payment mechanics) of this Agreement.

17.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS
Each Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party on the dates set out in Clause 18.27 (Repetition).

18.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

(c)	It is not a FATCA FFI or a US Tax Obligor.

18.2	Binding obligations
The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable, subject to:

(a)
any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 24 (Changes to the Obligors); or

(b)	in the case of any Security Document, the requirements specified at the end of Clause 18.5 (Validity and admissibility in evidence).

18.3	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or (in the case of the Company) any of its Subsidiaries' constitutional documents; or

(c)	any agreement or instrument binding upon it or (in the case of the Company) any of its Subsidiaries or any of its or any of its Subsidiaries' assets, nor (except as provided in any Security Document) result in the existence of, or oblige it to create, any Security over any of its assets.

18.4	Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.5	Validity and admissibility in evidence
All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation;

(c)	to enable it and its Subsidiaries to carry on its or their business, and which are material; and

(d)	to enable the Company to create the Security to be created by it pursuant to any Security Document and to ensure that such Security has the priority and ranking it is expressed to have, have been obtained or effected and are in full force and effect.

18.6	Governing law and enforcement
Subject to the limitations of Clause 18.2(a):

(a)	The choice of Japanese law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in Japan in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

18.7	Deduction of Tax
It is not required under the law applicable where it is incorporated or resident or at its address specified in this Agreement to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

18.8	No filing or stamp taxes
Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (other than nominal notary fees and stamp duty in a maximum amount of JPY600,000 per document).

18.9	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which might have a Material Adverse Effect.

18.10	No misleading information

(a)
Any factual information contained in, provided by or on behalf of any Obligor for the purposes of, the Information Memorandum was true, complete and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)
The financial projections contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of reasonable assumptions made by the management (in light of the circumstances known to management at such time) provided that such projections are not to be viewed as facts and that actual results during the periods covered by such projections may differ from such projections, and that the difference may be material and adverse.

(c)
Nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum being untrue or misleading in any material respect.

(d)	All information provided by any Obligor is true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect.

18.11	Financial statements

(a)
Its Original Financial Statements (which, in the case of the Company, shall mean the Original Financial Statements described in paragraph (a)(i) of that definition) were prepared in accordance with GAAP consistently applied save to the extent expressly disclosed in such Original Financial Statements.

(b)
Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Company) as at the end of and for the relevant financial year save to the extent expressly disclosed in such Original Financial Statements.

(c)
There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Company) since the date of its Original Financial Statements.

(d)
Each set of the most recent financial statements delivered by it pursuant to Clause 19.1 (Financial statements) have been prepared in accordance with GAAP and give a true and fair view of (if audited) or fairly represent (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate, subject in the case of any such unaudited financial statements to changes resulting from year end adjustments.

18.12	Net Worth
The Net Worth of the Company on a consolidated basis is not less than JPY2,400,000,000.

18.13	Pari passu ranking

(a)
Subject to the requirements specified at the end of Clause 18.5 (Validity and admissibility in evidence), each Security Document creates (or, once entered into, will create) in favour of the Security Agent for the benefit of the Finance Parties the Security which it is expressed to create with the ranking and priority it is expressed to have.

(b)
Without limiting paragraph (a) above, its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including any arising from or relating to Environmental Law) which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

18.15	Authorised Signatories
Any person specified as its authorised signatory under Part I of Schedule 2 (Conditions precedent and conditions subsequent) or Clause 19.4(d) (Information: miscellaneous) is authorised to sign Utilisation Requests and other notices on its behalf.

18.16	Anti-Social Group
No member of the Group belongs to or is associated with an Anti-Social Group, has any Anti-Social Relationship or engages in any Anti-Social Conduct, either by itself or through the use of third parties.

18.17	Commitment Line Law
The Company is eligible for the application of the Commitment Line Law (Tokutei yushi keiyaku waku ni kansuru houritsu) (Act No 4 of 1999).

18.18	Title
The Company has good and marketable title to the assets subject to the Security created by it pursuant to any Security Document, free from all Security except the Security created pursuant to, or permitted by, the Finance Documents.

18.19	Environmental laws and licences
It and each of its Subsidiaries has:

(a)	complied with all Environmental Laws to which it may be subject;

(b)	all Environmental Licences required in connection with its business and has complied with the terms of those Environmental Licences; and

(c)	disclosed all budgeted investment expenditure or works necessary to ensure compliance with any Environmental Laws or Environmental Licences, in each case where failure to do so might have a Material Adverse Effect and there are to its knowledge no circumstances that would be reasonably likely to prevent or materially interfere with such compliance in the future.

18.20	Environmental releases
No:

(a)
property currently or previously occupied or owned by it or any of its Subsidiaries (including any offsite waste management or disposal location operated or owned at any time by it or any of its Subsidiaries) is or was contaminated with any Hazardous Substance or in a contaminated state during its period of occupation or ownership; and

(b)	discharge, release, leaching, migration or escape of any Hazardous Substance into the Environment has occurred or is occurring on, onto, under or from that property, in each case in circumstances where this might have a Material Adverse Effect or result in any liability for a Finance Party.

18.21	Financial condition

(a)
The aggregate amount of its debts and liabilities (including its obligations under the Finance Documents) is not greater than the aggregate value (being the lesser of fair valuation and present fair saleable value) of its assets;

(b)	after giving effect to the transactions contemplated by the Finance Documents, its capital is not unreasonably small to carry on its business as it is being conducted;

(c)	it has not incurred and does not intend to incur debts beyond its ability to pay as they mature; and

(d)	it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.

18.22	Anti-Terrorism Laws
Neither it nor, to its knowledge, any of its Subsidiaries:

(a)	is in violation of any Anti-Terrorism Law;

(b)	is a Designated Person; or

(c)	deals in any property or interest in property blocked pursuant to any Anti-Terrorism Law.

18.23	US Regulation

(a)	It is not a "public utility" within the meaning of, or subject to regulation under, the United States Federal Power Act of 1920 (16 USC §§791 et seq.).

(b)
It is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the United States Investment Company Act of 1940 (15 USC. §§ 80a-1 et seq.) or subject to regulation under any United States federal or state law or regulation that limits its ability to incur or guarantee indebtedness.

(c)
It has not made (or attempted to make) an “unlawful payment” within the meaning of, and is not in any other way in violation of, the Foreign Corrupt Practices Act (15 USC. §§ 78dd-1 et seq.) or any similar laws.

18.24	Margin Regulations
Neither the making of any Utilisation or Loan nor the use of proceeds of any Utilisation or Loan will violate the provisions of Regulations T, U or X.

18.25	Employee Benefit Plans

(a)	No Obligor or other member of the Controlled Group has any unfunded liabilities in respect of any Employee Plan except to the extent that it does not, or would not have a Material Adverse Effect.

(b)	No Multiemployer Plan is in reorganisation or insolvent except to the extent that it does not have a Material Adverse Effect.

18.26	Group Structure Chart
The Group Structure Chart shows all members of the Group necessary to establish the chain of ownership between the Guarantor and the Company and the Subsidiaries of the Company and contains a description of the corporate structure of the Group which is true, accurate and complete in all material respects.

18.27	Repetition

(a)	The representations and warranties set out in this Clause 18 are:

(i)	made by each Obligor on the date of this Agreement; and

(ii)	deemed to be made by each Obligor on the Refinancing Date by reference to the facts and circumstances then existing.

(b)
The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

(c)
The representation and warranty set out in paragraph (d) of Clause 18.11 (Financial statements) is deemed to be made by each Obligor on the date of supply of each set of financial statements under Clause 19.1 (Financial statements).

19.	INFORMATION UNDERTAKINGS
The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements
The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 90 days after the end of each of its financial years (being 30 November in the case of each of the Company and the Guarantor):

(i)	its audited consolidated and unaudited unconsolidated financial statements for that financial year, in each case prepared using Japanese GAAP; and

(ii)	the audited consolidated financial statements of the Guarantor for that financial year prepared using US GAAP; and

(b)
as soon as the same become available, but in any event within 45 days after the end of each quarter of each of its financial years (other than the fourth fiscal quarter, in which case such time period shall be 90 days after the end of the fourth fiscal quarter):

(i)	its unaudited consolidated and unaudited unconsolidated financial statements for that financial quarter, in each case prepared using US GAAP; and

(ii)	the unaudited consolidated financial statements of the Guarantor for that financial quarter prepared using US GAAP.

19.2	Compliance Certificate

(a)
The Company shall supply to the Agent with each set of financial statements delivered pursuant to paragraphs (a) and (b) of Clause 19.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20.1 (Financial condition) as at the Quarter Date to which such financial statements correspond.

(b)	Each Compliance Certificate shall be signed by the authorised officer of the Company.

19.3	Requirements as to financial statements

(a)
Each set of financial statements delivered by the Company pursuant to Clause 19.1 (Financial statements) shall be certified by the representative director of the relevant company as fairly representing its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up, subject in the case of any such unaudited financial statements to changes resulting from year end adjustments.

(b)
The Company shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 19.1 (Financial statements) is prepared using Japanese GAAP or US GAAP (as applicable), accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor (which, in the case of the Company, shall mean the Original Financial Statements described in paragraph (a)(i) of that definition) unless, in relation to any set of financial statements, there has been a change in Japanese GAAP or US GAAP (as applicable), the accounting practices or reference periods that the applicable Obligors’ auditors concur with and such change is notified by the Company to the Agent with sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 20 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor's Original Financial Statements.

(c)
Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared (which, in the case of the Company, shall mean the Original Financial Statements described in paragraph (a)(i) of that definition).

(d)
If the Company notifies the Agent of a change in accordance with paragraph (b) of Clause 19.3 (Requirements as to financial statements) the Company and the Agent shall enter into negotiations in good faith with a view to agreeing any amendments to this Agreement which are necessary as a result of the change. To the extent practicable these amendments will be such as to ensure that the change does not result in any material alteration in the commercial effect of the obligations in this Agreement. If any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms. The cost and expenses of the Auditors or accountants shall be for the account of the Company.

(e)
Each set of financial statements delivered by the Company pursuant to Clause 19.1 (Financial statements) shall be in English. If not in the English language, shall be accompanied by an English translation.

19.4	Information: miscellaneous
The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)
promptly, any announcement, notice or other document relating specifically to any Obligor posted onto any electronic website maintained by any stock exchange on which shares in or other securities of any Obligor are listed or any electronic website required by any such stock exchange to be maintained by or on behalf of any Obligor;

(c)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(d)	promptly, such further information regarding the financial condition, business and operations of any Obligor as any Finance Party (through the Agent) may reasonably request;

(e)
promptly, notice of any change in authorised signatories of any Obligor signed by a director or company secretary of such Obligor accompanied by specimen signatures of any new authorised signatories; and

(f)	promptly, notice of any change in a Financial Covenant Restriction under the Senior Secured Revolving Loan Agreement.

19.5	Notification of default
Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

19.6	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status or name of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.7	ERISA
Each Obligor shall:

(a)	promptly upon a request by the Agent or a Lender, deliver to the Agent copies of Schedule B (Actuarial Information) to the Annual Report (IRS Form 5500 Series) with respect to each Employee Plan;

(b)
within seven days after it or any ERISA Affiliate becomes aware that any ERISA Event has occurred or, in the case of any ERISA Event which requires advance notice under Section 4043(b)(3) of ERISA, will occur, deliver to the Agent a statement signed by a director or other authorized signatory of an Obligor or ERISA Affiliate describing that ERISA Event and the action, if any, taken or proposed to be taken with respect to that ERISA Event;

(c)
within seven days after receipt by it or any ERISA Affiliate or any administrator of an Employee Plan, deliver to the Agent copies of each notice from the PBGC stating its intention to terminate any Employee Plan or to have a trustee appointed to administer any Employee Plan; and

(d)
within seven days after becoming aware of any event or circumstance which might constitute grounds for the termination of (or the appointment of a trustee to administer) any Employee Plan or Multiemployer Plan, provide an explanation of that event or circumstance by a director of the Obligor or ERISA Affiliate affected by that event or circumstance.

19.8	Guarantor certificate

(a)
The Company shall procure the delivery of (and the Guarantor shall deliver) a certificate executed by one of the Guarantor’s authorised officers addressed to the Finance Parties in which it confirms its compliance with the financial covenants applicable to it under the Senior Secured Revolving Loan Agreement, such certificate to be delivered within 90 days of the end of each fiscal year of the Guarantor and within 45 days of the end of each fiscal quarter (excluding fiscal year end). For the avoidance of doubt, the Company shall procure the delivery of (and the Guarantor shall deliver) such certificates following the termination of the Senior Secured Revolving Loan Agreement as if the Senior Secured Revolving Loan Agreement were still in place.

(b)
Notwithstanding paragraph (a) above, if the Senior Secured Revolving Loan Agreement is terminated and the Company is required to procure delivery of the certificates from the Guarantor in accordance with paragraph (a) above, the Guarantor’s compliance with the financial covenants applicable to it under the Senior Secured Revolving Loan Agreement shall be determined without regard to whether such financial covenants would only be tested under the Senior Secured Revolving Loan Agreement if certain availability or liquidity tests under the Senior Secured Revolving Loan Agreement are met.

(c)
Paragraph (a) above shall not apply to the extent that this Agreement has been amended in accordance with Clause 20.4 (Inclusion of Guarantor Financial Covenants), provided that those amendments remain in place. For the avoidance of doubt, if the Guarantor enters into a new Senior Secured Revolving Loan Agreement after the amendments set out in Clause 20.4 (Inclusion of Guarantor Financial Covenants) take effect then the Guarantor shall continue to comply with its obligations set out in paragraph (a) above in respect of the new Senior Secured Revolving Loan Agreement.

19.9	Inventory and Trade Receivables
The Company shall, at its own cost and expense, provide to the Agent (with a copy to the Security Agent and the Lenders) within eight Business Days following the end of each calendar month a detailed breakdown of all of its account receivables (urikake), account payables (kaikake), sales returns (uriage modoshi) and overdue accounts receivable (kaishuu chien) together with a report in English (with a Japanese translation) which provides a summary of the value of the Company’s cash (genyokin), Trade Receivables (urikakekin), accounts payable (kaikakekin), outstanding Inventory (zaiko) and current utilisation amount (genzai kariiregaku) under this Agreement, which report shall be substantially in the form delivered to the Agent prior to the date of this Agreement (together, the “Monthly Report”). The Company shall be deemed to represent and warrant, on each date on which it delivers a Monthly Report to the Agent, that the Monthly Report pertaining to the relevant month is true, accurate and complete in all material respects.

20.	FINANCIAL COVENANTS

20.1	Financial condition
The Company shall ensure that:

(a)	the Net Worth of the Company and its Subsidiaries on a consolidated basis is not less than:

(i)	for each fiscal quarter ending during the fiscal year ending February 28, 2013, JPY2,400,000,000; and

(ii)
for each fiscal quarter ending after the fiscal year ending February 28, 2013 the sum of (A) the Net Worth required hereunder for the immediately preceding fiscal year, (B) an amount equal to fifty per cent. of the positive net income of the Company and its Subsidiaries on a consolidated basis during such immediately preceding fiscal year and (C) an amount equal to one hundred per cent. of the amount of any equity raised by or capital contribution in the Company during such immediately preceding fiscal year (other than the amount which the Company elected to use to remedy the non-compliance of the requirements set out in Clause 20.1 (Financial Condition) pursuant to Clause 20.3 (Capital contribution)).

(b)	the Fixed Charge Coverage Ratio is not less than 1.10.

20.2	Definitions
"Capital Expenditures" means, with respect to any person, all expenditures (by the expenditure of cash or the incurrence of Financial Indebtedness) by such person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under US GAAP; provided, however, that "Capital Expenditures" shall exclude expenditures made with respect to property to the extent (and only to the extent) such expenditures are made from the proceeds of property insurance used to restore or replace property that has been the subject of a casualty event covered by such insurance.
"Capital Lease" means any lease of any property (whether real, personal or mixed) by any person as lessee that, in accordance with US GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such person or otherwise be disclosed as such in a note to such balance sheet.
"Capital Lease Obligation" means, as of any date, the amount of the obligation of the lessee under a Capital Lease that, in accordance with US GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed as such in a note to such balance sheet.
"EBITDA" means, with respect to the Company and its Subsidiaries for any fiscal period, the amount equal to:

(a)	the consolidated net income for such period; minus

(b)	the sum of:

(i)	interest income;

(ii)	gain from extraordinary items for such period;

(iii)
any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by it (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities); and

(iv)
any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of its consolidated net income for such period in accordance with US GAAP, but without duplication; plus

(c)	the sum of:

(i)	any provision for income taxes;

(ii)	Interest Expense;

(iii)	loss from extraordinary items for such period;

(iv)	the amount of non-cash charges (including depreciation and amortization) for such period;

(v)	amortized Financial Indebtedness discount for such period;

(vi)
the amount of any deduction to consolidated net income as the result of any grant to any members of its management of any Shares, in each case to the extent included in the calculation of its consolidated net income for such period in accordance with US GAAP, but without duplication; and

(vii)	until the fourth Quarter Date following the date of this Agreement, non-recurring expenses and charges for that period.
For purposes of this definition, the following items shall be excluded in determining consolidated net income of a person: (A) its income (or deficit) of any other person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such person or any of such person's Subsidiaries; (B) the income (or deficit) of any other person (other than a Subsidiary) in which such person has an ownership interest, except to the extent any such income has actually been received by such person in the form of cash dividends or distributions; (C) the undistributed earnings of any Subsidiary of such person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (D) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (E) any write-up of any asset; (F) any net gain from the collection of the proceeds of life insurance policies; (G) any net gain arising from the acquisition of any securities, or the extinguishment, under US GAAP, of any Financial Indebtedness, of such person; (H) in the case of a successor to such person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (I) any deferred credit representing the excess of equity in any Subsidiary of such person at the date of acquisition of such Subsidiary over the cost to such person of the investment in such Subsidiary.
"Fixed Charge Coverage Ratio" means, for each Quarter Date, the ratio of (a) EBITDA for the Rolling Period ending on such Quarter Date to (b) Fixed Charges for the Rolling Period ending on such Quarter Date.
“Fixed Charges” means, with respect to any fiscal quarter of the Company, the sum of (a) cash Interest Expense during such period, plus (b) regularly scheduled payments of principal on Financial Indebtedness of the Company and its Subsidiaries paid during such period (other than: (i) regularly scheduled payments of principal in respect of Financial Indebtedness owing under this Agreement and (ii) regularly scheduled payments of principal in respect of Financial Indebtedness owing to Chiba Kogyo Bank in respect of the Quarter Dates ending February 28, 2012, May 31, 2012, August 31, 2012 and November 30, 2012), plus (c) the aggregate amount of all Capital Expenditures made by the Company and its Subsidiaries during such period (other than Capital Expenditures in respect of the CIS operating system in respect of the Quarter Date ending February 28, 2012), plus (d) income tax expense during such period, plus (e) any dividend, return of capital or any other distribution in connection with its Shares.
"Interest Expense" means, with respect to any fiscal period of the Company, interest expense (whether cash or non-cash) of the Company and its Subsidiaries on a consolidated basis for such period, including amortization of original issue discount on any Financial Indebtedness and of all fees payable in connection with the incurrence of such Financial Indebtedness (to the extent included in interest expense), the interest portion of any deferred payment obligation and the interest component of any Capital Lease Obligation.
"Net Worth" means as of any date, the excess of (a) the consolidated assets of the Company and its Subsidiaries over (b) the consolidated liabilities of the Company and its Subsidiaries as determined in accordance with US GAAP but adding, until first Quarter Date following the date of this Agreement, the amount of unamortised transaction fees in connection with the Existing Syndicated Loan Facility (without double counting).
"Quarter Date" means each of 28 February (or, if such date is not the last day in such month, 29 February), 31 May, 31 August and 30 November.
“Rolling Period” means, as of the end of any fiscal quarter of the Company, the immediately preceding four (4) fiscal quarters, including the fiscal quarter then ending.
“Shares” means all shares, options or warrants, including common stock or preferred stock.
"Trade Receivables" means:

(a)	all receivables owed by the Account Debtors to the Company pursuant to any Sales Contract; or

(b)	where used in the context of a certain Account Debtor or certain Account Debtors, the receivables owed by such Account Debtor or Account Debtors to the Company.

20.3	Capital contribution

(a)
Subject to the rest of this Clause 20.3, the Company may elect to use the net amounts received in cash in respect of any Capital Contribution to remedy non-compliance with any requirement set out in Clause 20.1 (Financial condition) by:

(i)	for the purpose of measuring the financial covenant set out in paragraph (a) of Clause 20.1, adding those amounts to Net Worth (without double counting); or

(ii)	for the purpose of measuring the financial covenant set out in paragraph (b) of Clause 20.1, deducting those amounts from Fixed Charges.

(b)
The net amounts received in cash in respect of any Capital Contribution may only be taken into account to remedy non-compliance with any requirement set out in Clause 20.1 (Financial condition) if each of the following conditions is satisfied:

(i)
the Company elects to apply those amounts in accordance with paragraph (a) above before the date of delivery of the Compliance Certificate relating to the quarterly financial statements for the last Quarter Date of the Rolling Period to which the non-compliance relates;

(ii)
any such election is by notice to the Agent and the notice certifies the aggregate of such amounts received by the Company, specifies the Rolling Period in respect of which they are to be taken into account and is signed by an authorised officer of the Company;

(iii)	the Company may not make any such election:

(A)	more than once in respect of any Rolling Period; or

(B)	more than two times over the life of the Facilities;

(iv)	those amounts are deposited by the Company into the Secured Account.

(c)
The net amounts received in cash in respect of any Capital Contribution shall be deemed for the purposes of this Clause 20 to be received on the first day of the Rolling Period in respect of which they are to be taken into account to remedy non-compliance with any requirement set out in Clause 20.1 (Financial condition).

(d)
If, after giving effect to the foregoing recalculations, the Company shall then be in compliance with the requirements of all financial covenants, the Company shall be deemed to have satisfied the requirements of such financial covenants as of the relevant test date with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such financial covenants which had occurred shall be deemed to have not occurred for all purposes of the Finance Documents.

(e)
If following an election under paragraph (a) above the Company has delivered to the Agent two consecutive Compliance Certificates demonstrating that it has complied with the requirements set out in Clause 20.1 (Financial condition) then, with effect from the date of the second consecutive Compliance Certificate which confirms such compliance, the Company may withdraw all or part of the balance standing to the credit of the Secured Account.

20.4	Inclusion of Guarantor Financial Covenants

(a)
If, at any time, prior to the Termination Date, (i) all commitments under the Senior Secured Revolving Loan Agreement have been cancelled and all outstanding amounts thereunder have been repaid or prepaid in full and (ii) the Guarantor is no longer subject to a Financial Covenant Restriction, then, the Guarantor shall promptly notify the Agent and, upon the request by the Agent and at the cost of the Company (subject to the terms of paragraph (d) below), the Obligors shall enter into an amendment to this Agreement, which amendment shall (x) incorporate the then-existing financial covenants, if any, set forth in the Senior Secured Revolving Loan Agreement as most recently in effect immediately prior to the Guarantor no longer being subject to a Financial Covenant Restriction, (y) incorporate an obligation on the Guarantor to deliver a Compliance Certificate substantially in the form contemplated in Clause 19.8 (Guarantor certificate) in which it confirms its compliance with the then-existing financial covenants (as incorporated into this Agreement by such amendment) and (z) be effective only for so long there is no Senior Secured Revolving Loan Agreement in effect. For the avoidance of doubt, in the event this Agreement is amended in accordance with the foregoing and the Guarantor enters into a new Senior Secured Revolving Loan Agreement after such amendment takes effect then the Guarantor shall notify the Agent of the Financial Covenant Restriction under that new Senior Secured Revolving Loan Agreement and this Agreement shall be deemed not to have been amended to incorporate the financial covenants described herein and any such amendment shall cease to apply immediately upon the entry by the Guarantor of that new Senior Secured Revolving Loan Agreement and the Guarantor shall continue to comply with its obligations set out in Clause 19.8 (Guarantor certificate) in respect of the new Senior Secured Revolving Loan Agreement.

(b)
In the event that any financial covenants applicable to the Guarantor are incorporated into this Agreement in accordance with paragraph (a) of this Clause 20.4, (i) the terms of such financial covenants to be incorporated herein shall conform in all respects (including, without limitation, the tests, the definitions and the ratios or, as applicable, levels at which compliance is required to be maintained under such financial covenants) to the terms set forth in the Senior Secured Revolving Loan Agreement as in effect immediately prior to the Guarantor no longer being subject to a Financial Covenant Restriction.

(c)
Notwithstanding paragraph (b) above, if any of the financial covenants applicable to the Guarantor under the Senior Secured Revolving Loan Agreement are tested only when the utilisations under the Senior Secured Revolving Loan Agreement exceed a pre-agreed level then any such liquidity or availability tests shall not be incorporated as part of the amendment described in this Clause 20.4.

(d)	No amendment fee shall be payable to any Finance Party in connection with the amendments expressly contemplated in this Clause 20.4.

(e)
For the avoidance of doubt, the existing financial covenants applicable to the Company as set out in Clause 20.1 (Financial condition) shall continue to apply notwithstanding any amendment to this Agreement as contemplated in this Clause 20.4.

21.	GENERAL UNDERTAKINGS
The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations
Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

21.2	Compliance with laws
Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

21.3	Negative pledge
In this Clause 21.3, "Quasi-Security" means an arrangement or transaction described in paragraph (b) below.

(a)	The Company shall not create or permit to subsist any Security or Quasi-Security over any of its assets.

(b)	The Company shall not:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into or permit to subsist any title retention arrangement;

(iv)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(v)	enter into or permit to subsist any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, listed below:

(i)	until the Refinancing Date, the Existing Security;

(ii)	any netting or set-off arrangement entered into by the Company in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by the Company for the purpose of:

(A)	hedging any risk to which the Company is exposed in its ordinary course of trading; or

(B)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only, excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to a hedging transaction;

(iv)	any lien arising by operation of law or in the ordinary course of trading;

(v)	any Security or Quasi-Security over or affecting any asset acquired by the Company after the date of this Agreement if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by the Company;

(B)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by the Company; and

(C)	the Security or Quasi-Security is removed or discharged within 3 months of the date of acquisition of such asset;

(vi)	the Security or Quasi-Security created pursuant to any of the Security Documents;

(vii)
any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Company in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by the Company;

(viii)
any Security over rental deposits arising in the ordinary course of trading in respect of any property leased or licensed by the Company, provided that the deposit does not exceed 12 months' rent for the relevant property;

(ix)	any Security or Quasi- Security arising under any Finance Lease; or

(x)	any Security or Quasi-Security securing indebtedness the principal amount of which does not exceed JPY100,000,000 (or its equivalent in another currency or currencies).

21.4	Disposals

(a)
The Company shall not enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal of an asset:

(i)	made in the ordinary course of trading of the disposing entity;

(ii)
if such asset is a Trade Receivable, which is the subject of any transaction or series of transactions pursuant to which Trade Receivables are sold on a discounted basis to a third party which is not a member of the Group, without recourse or with limited recourse of such third party to any member of the Group, provided the outstanding amount of all Trade Receivables falling under this sub-paragraph (ii) may not exceed JPY1,500,000,000 at any time;

(iii)
if such asset is a Trade Receivable, any discount, forgiveness or compromise of the Trade Receivable that constitutes a Dilution or constitutes a reduction described in proviso (B) of the definition of Dilution;

(iv)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(v)
of obsolete or redundant plant and equipment for cash and which, in the reasonable opinion of the Company making the sale, transfer or disposal, are not required for the efficient operation of its business;

(vi)	of assets compulsorily acquired by any Governmental Agency;

(vii)	which is a lease or licence of property granted in the ordinary course of trading;

(viii)	of cash on arm’s length terms or of marketable securities on arm’s length terms for cash or marketable securities in the ordinary course of its treasury management;

(ix)	of the shares or assets of Cyber Logistics Corporation; or

(x)
where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (i) to (ix) above) does not exceed JPY150,000,000 (or its equivalent in another currency or currencies) in any financial year.

21.5	Merger
The Company shall not enter into any amalgamation, demerger, merger or corporate reconstruction.

21.6	Change of business
The Company shall procure that no substantial change is made to the general nature of the business of the Company or the Group or the Obligors taken as a whole from that carried on at the date of this Agreement.

21.7	Insurance
Each Obligor shall (and the Company shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying on a similar business.

21.8	Anti-Social Group
Each Obligor shall ensure that:

(a)	no Obligor is classified as an Anti-Social Group, nor shall it have any Anti-Social Relationship nor engage in any Anti-Social Conduct, whether directly or indirectly through a third party;

(b)	no shares or other equity interests in it are transferred to an Anti-Social Group; and

(c)
no Obligor shall make any claim against any Finance Party for any damages or losses suffered or incurred as a result of any Finance Party exercising its rights under this Agreement as a result of any breach of paragraphs (a) and (b) above or any misrepresentation in connection with Clause 18.16 (Anti-Social Group).

21.9	Environmental undertakings
Each Obligor shall (and the Company shall ensure that each other member of the Group will):

(a)	comply with all Environmental Laws to which it may be subject and take all reasonable steps to prepare for known changes thereto or new obligations thereunder;

(b)	obtain all Environmental Licences required or desirable in connection with its business;

(c)	comply with all Environmental Licences obtained in connection with its business; and

(d)	procure that any product or component it supplies is compliant with applicable Environmental Laws of the market for which such product or component is supplied, in each case where failure to do so might have a Material Adverse Effect.

21.10	Environmental claims
Each Obligor shall (and the Company shall ensure that each other member of the Group will) promptly notify the Agent in writing upon becoming aware of:

(a)	any Environmental Claim;

(b)	any communication received by it in respect of any actual or alleged breach of or liability under Environmental Law; or

(c)	any facts or circumstances which shall or are reasonably likely to result in any Environmental Claim, which, if substantiated, might have a Material Adverse Effect, result in any environmental liability for a Finance Party or materially and adversely affect the market value of a Property.

21.11	Anti-Terrorism Laws

(a)	No Obligor shall engage in any transaction that violates any of the applicable prohibitions set forth in any Anti-Terrorism Law.

(b)	To the knowledge of each Obligor:

(i)	none of the funds or assets of such Obligor that are used to repay the Facilities shall constitute property of, or shall be beneficially owned directly or indirectly by, any Designated Person; and

(ii)	no Designated Person shall have any direct or indirect interest in such Obligor that would constitute a violation of any Anti-Terrorism Laws.

(c)
No Obligor shall, and each Obligor shall procure that none of its Subsidiaries will, knowingly fund all or part of any payment under this Agreement out of proceeds derived from transactions that violate the prohibitions set forth in any Anti-Terrorism Law.

21.12	US Regulation
Each Obligor shall ensure that it will not, by act or omission, become subject to regulation under to any of the laws or regulations described in Clause 18.23 (US Regulation).

21.13	Margin Regulations
No Obligor may use any Loan, directly or indirectly, to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock.

21.14	ERISA
Each Obligor shall:

(a)
ensure that neither it nor any ERISA Affiliate engages in a complete or partial withdrawal, within the meaning of Sections 4203 and 4205 of ERISA, from any Multiemployer Plan without the prior consent of the Majority Lenders;

(b)	ensure that any material liability imposed on it or any ERISA Affiliate pursuant to Title IV of ERISA is paid and discharged when due;

(c)
ensure that neither it nor any ERISA Affiliate adopts an amendment to an Employee Plan requiring the provision of security under ERISA or the Internal Revenue Code without the prior consent of the Majority Lenders; and

(d)	ensure that no Employee Plan is terminated under Section 4041 of ERISA.

21.15	Access
The Company shall permit access by the Lenders, the Agent and the Security Agent (and, in each case, any of their respective agents and representatives) at any time during normal business hours to its books and records in respect of the Trade Receivables and the Inventory and to any of the sites at which its Inventory is held from time to time.

21.16	Dividends
The Company shall not:

(a)
declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(b)	repay or distribute any dividend or share premium reserve; or

(c)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

21.17	Conditions subsequent
The Company shall execute and deliver, and/or procure the execution of and delivery to, the Security Agent, the documents and other evidence listed in paragraphs (a) to (g) of Part II of Schedule 2 (Conditions precedent and conditions subsequent) in form and substance satisfactory to the Security Agent and, to the Agent, the documents and other evidence listed in paragraphs (h) to (k) of Part II of Schedule 2 (Conditions precedent and conditions subsequent) in form and substance satisfactory to the Agent, in each case no later than the Refinancing Date.

21.18	Application of FATCA
The Company shall procure that no Obligor shall become a FATCA FFI or a US Tax Obligor.

22.	EVENTS OF DEFAULT
Each of the events or circumstances set out in Clause 22 is an Event of Default (save for Clause 22.16 (Acceleration)).

22.1	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within three Business Days of its due date.

22.2	Financial covenants
Any requirement of Clause 20 (Financial covenants) is not satisfied.

22.3	Other obligations

(a)
An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.18 (Application of FATCA), Clause 22.1 (Non-payment) and Clause 22.2 (Financial covenants)).

(b)
No Event of Default under paragraph (a) above in relation to Clause 21.1 (Authorisations) will occur if the failure to comply is capable of remedy and is remedied within five Business Days of the earlier of (A) the Agent giving notice to the Company and (B) the Company becoming aware of the failure to comply.

22.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

22.5	Cross default

(a)	Any default in payment (beyond any applicable grace period) of amounts owing by the Guarantor with respect to Financial Indebtedness in an aggregate amount exceeding US$20,000,000.

(b)
Any Financial Indebtedness of the Guarantor in an aggregate amount exceeding US$10,000,000 is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)
Any commitment for any Financial Indebtedness of the Guarantor in an aggregate amount exceeding US$20,000,000 is cancelled or suspended by a creditor of the Guarantor as a result of an event of default (however described).

(d)	Any default in payment (beyond any applicable grace period) of amounts owing by the Company with respect to Financial Indebtedness in an aggregate amount exceeding JPY150,000,000.

(e)
Any Financial Indebtedness of the Company in an aggregate amount exceeding JPY150,000,000 is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(f)
Any commitment for any Financial Indebtedness of the Company in an aggregate amount exceeding JPY150,000,000 is cancelled or suspended by a creditor of the Company as a result of an event of default (however described).

22.6	Insolvency

(a)	In relation to the Company:

(i)	it becomes unable to pay its debts as they fall due (shiharai funou) or evidences its inability to pay its debts generally as they fall due to a creditor (shiharai teishi);

(ii)	at any time it has liabilities in excess of its assets (saimu chouka); or

(iii)	by reason of actual or anticipated financial difficulties, it commences negotiations with its creditors (or any class of them) with a view to rescheduling any of its indebtedness.

(b)	In relation to the Guarantor:

(i)	it is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due;

(ii)	it generally suspends making payments on any of its debts as such debts become due;

(iii)	it admits in writing its inability to pay its debts generally;

(iv)	the fair market value of its liabilities exceeds the fair market value of its assets; or

(v)	a moratorium is declared in respect of any of its indebtedness.

22.7	Insolvency proceedings

(a)	In relation to the Company:

(i)
a petition for bankruptcy (hasan), corporate reorganisation (kaisha kousei), civil rehabilitation (minji saisei), special liquidation (tokubetsu seisan), specified mediation (tokutei choutei) or any similar proceedings in Japan are filed against it; or

(ii)
a ground for dissolution (kaisan) provided for in laws or the articles of incorporation occurs in respect of any such company, any such company passes a resolution for the dissolution of, or a dissolution judgment or dissolution order is rendered with respect to, any such company.

(b)	In relation to the Guarantor, any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

(ii)	a general assignment for the benefit of its creditors;

(iii)
the appointment of a liquidator, receiver, custodian, trustee, administrative receiver, administrator, compulsory manager, provisional supervisor, examiner or other similar officer in respect of the Guarantor or any material part of its assets;

(iv)	commences a voluntary case under US Bankruptcy Law;

(v)
files a petition with respect to itself seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganisation, liquidation, dissolution, arrangement or winding up, or composition or readjustment of debts;

(vi)	takes any corporate action for the purpose of effecting any of the foregoing with respect to itself;

(vii)	is the subject of involuntary proceedings under US Bankruptcy Law; or

(viii)	enforcement of any Security over any material part of its assets, or any analogous procedure or step is taken in any jurisdiction.
This Clause 22.7 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement.

22.8	Creditors' process

(a)
In relation to the Company, an order or notice of attachment (sashiosae), provisional attachment (karisashiosae) or preservative attachment (hozensashiosae) in respect of any assets having an aggregate value of JPY100,000,000 and is not discharged within 10 days.

(b)
In relation to the Guarantor, any judgments or orders for the payment of money (other than such judgments or orders in respect of which adequate insurance is maintained for the payment thereof) in excess of USD5,000,000 in aggregate are rendered against the Guarantor, and either (i) enforcement proceedings shall have been commenced upon any such judgment, or (ii) such judgments shall remain undischarged, unvacated, unstayed on appeal, unbonded or undismissed for a period of 30 days or more.

22.9	Unlawfulness
It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents to which it is a party.

22.10	Repudiation
An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

22.11	Clearing house procedure
Any clearing house initiates procedures for suspension of transactions with banks or similar institutions by the Company or any member of the Group incorporated in Japan.

22.12	Security
Any Security Document is not in full force and effect or does not create in favour of the Security Agent for the benefit of the Finance Parties the Security which it is expressed to create with the ranking and priority it is expressed to have.

22.13	Material adverse change
The Majority Lenders determine that a Material Adverse Effect exists or has occurred.

22.14	ERISA
Any of the following events results in the imposition of or granting of security, or the incurring of a liability or a material risk of incurring a liability that individually and/or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect:

(a)	any ERISA Event occurs or is reasonably expected to occur;

(b)
any Obligor or ERISA Affiliate incurs or is likely to incur a liability to or on account of a Multiemployer Plan as a result of a violation of Section 515 of ERISA or under Section 4201, 4204 or 4212(c) of ERISA;

(c)
the fair market value of the assets of any Employee Plan subject to Title IV of ERISA is not at least equal to the present value of the "benefit liabilities" (within the meaning of Section 4001(a)(16) of ERISA) under that Employee Plan using the actuarial assumptions and methods used by the actuary to that Employee Plan in its most recent valuation of that Employee Plan; or

(d)
any Obligor or ERISA Affiliate incurs or is likely to incur a liability to or on account of an Employee Plan under Section 409, 502(i) or 502(I) of ERISA or Section 4971 or 4975 of the Internal Revenue Code.

22.15	Cessation of business
Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as part of a disposal which is expressly permitted pursuant to Clause 21.4 (DisposaIs).

22.16	Acceleration

(a)
On the occurrence of an Event of Default under Clause 22.6 (Insolvency), Clause 22.7 (Insolvency proceedings), Clause 22.8 (Creditors' process) or Clause 22.11 (Clearing house procedure) in respect of a member of the Group incorporated in Japan:

(i)	the Total Commitments shall immediately be cancelled;

(ii)	the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents shall immediately be due and payable; and

(iii)
the Agent may, and shall if so instructed by the Majority Lenders, exercise or direct the Security Agent to exercise, any or all of its rights, remedies, powers or discretions under the Finance Documents including, without limitation, with respect to the Security Documents.

(b)
On and at any time after the occurrence of an Event of Default (other than in the circumstances described in paragraph (a) above) the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(i)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(ii)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

SECTION 9
CHANGES TO PARTIES

23.	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders

(a)	Subject to this Clause 23, a Lender (the "Existing Lender") may:

(i)	assign any of its rights; or

(ii)	transfer any of its rights and obligations (keiyakujyo no chii no jyoto), under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

(b)
Each Party other than the Company hereby irrevocably and unconditionally grants, and shall to the extent required under applicable law grant, its consent, without objection (igi naki shodaku), to any assignment of rights or transfer (keiyakujyo no chii no jyoto) of rights and obligations from an Existing Lender to a New Lender in accordance with this Clause 23.

23.2	Conditions of assignment or transfer

(a)	An assignment will only be effective on:

(i)
receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)
performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(b)	A transfer will only be effective if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.

(c)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph

(c) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facilities.

(d)
The Company hereby irrevocably agrees, on behalf of itself and each other Obligor, to execute (including, but not limited to, giving consent without objection (igi naki shodaku) to and obtaining a certified date stamp (kakutei hizuke) on) any Transfer Certificate, Assignment Agreement or accession agreement or deed in relation to a Finance Document delivered to it in respect of an assignment or transfer being made pursuant to this Clause 23, in each case to the extent and in the manner requested by the Existing Lender, the New Lender or the Agent and to return the same to the Agent. Each Obligor hereby irrevocably authorise the Company to execute (and grant its consent without objection (igi naki shodaku)) any such document on such Obligor’s behalf. Notwithstanding the foregoing, Failure by the Company to comply with its obligations under this paragraph (d) shall not prejudice the validity or effectiveness of any transfer or assignment which otherwise satisfies the requirements of this Clause 23.

(e)
Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

23.3	Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) and the Security Agent (for its own account) a fee of JPY250,000 each. All costs and expenses incurred with any assignment or transfer pursuant to this Clause 23 shall be borne by the Existing Lender or the New Lender, as applicable agreement between them shall specify.

23.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.5	Procedure for transfer

(a)
Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (d) below when the Agent and the Security Agent execute an otherwise duly completed Transfer Certificate delivered to them by the Existing Lender and the New Lender. The Agent and the Security Agent shall, subject to paragraph (b) and (c) below, as soon as reasonably practicable after receipt by them of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)
Promptly thereafter, the Agent will deliver the Transfer Certificate to the Company for countersignature on behalf of itself and each other Obligor and obtaining the certified date stamp (kakutei hizuke) to be affixed to the Transfer Certificate, following which the Company shall return such Transfer Certificate to the Agent. If the Company fails to arrange for a certified date stamp (kakutei hizuke) to be affixed to the Transfer Certificate, the Agent shall obtain the certified date stamp (kakutei hizuke) at the cost of the Company.

(c)
The Agent and the Security Agent shall only be obliged to execute a Transfer Certificate delivered to them by the Existing Lender and the New Lender once they are satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(d)	Subject to Clause 23.8 (Pro rata interest settlement), on the Transfer Date:

(i)
to the extent provided in the Transfer Certificate, the Existing Lender's rights and obligations under the Finance Documents (the "Transferred Rights and Obligations") shall be transferred (keiyakujyo no chii no jyoto) to, and assumed by, the New Lender and the Existing Lender shall have no further rights or obligations with respect to such Transferred Rights and Obligations;

(ii)
except that the Transferred Rights and Obligations belong to the New Lender instead of the Existing Lender, the Transferred Rights and Obligations shall be transferred from the Existing Lender to the New Lender without being changed in any way and the rights and obligations among the Obligors to any Finance Documents shall remain unchanged and shall not be prejudiced by the transfer of the Transferred Rights and Obligations from the Existing Lender to the New Lender;

(iii)
the New Lender shall obtain the same rights and assume the same obligations that the Existing Lender had in relation to the other Finance Parties with respect to the Transferred Rights and Obligations hereunder, and the Existing Lender shall no longer own or owe any further rights and obligations in relation to the other Finance Parties with respect thereto; and

(iv)	the New Lender shall become a Party as a "Lender".

(e)	Each Finance Party hereby irrevocably authorises the Agent to countersign on its behalf a Transfer Certificate delivered to the Agent for countersignature in accordance with this Clause 23.5.

23.6	Procedure for assignment

(a)
Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) an assignment of rights may be effected in accordance with paragraph (c) below when the Agent and the Security Agent execute an otherwise duly completed Assignment Agreement delivered to them by the Existing Lender and the New Lender. The Agent and the Security Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)
Promptly thereafter, the Agent will deliver the Assignment Agreement to the Company for countersignature on behalf of itself and each other Obligor and obtaining the certified date stamp (kakutei hizuke) to be affixed to the Assignment Agreement, following which the Company shall return such Transfer Certificate to the Agent. If the Company fails to arrange for a certified date stamp (kakutei hizuke) to be affixed to the Transfer Certificate, the Agent shall obtain the certified date stamp (kakutei hizuke) at the cost of the Company.

(c)
The Agent and the Security Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(d)	Subject to Clause 23.8 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)
the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the "Relevant Obligations") and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.

(e)
Lenders may utilise procedures other than those set out in this Clause 23.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 23.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 23.2 (Conditions of assignment or transfer).

23.7	Security over Lenders' rights
In addition to the other rights provided to Lenders under this Clause 23, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by an Obligor other than or excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

23.8	Pro rata interest settlement
If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 23.5 (Procedure for transfer) or any assignment pursuant to Clause 23.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 23.8, have been payable to it on that date, but after deduction of the Accrued Amounts.

24.	CHANGES TO THE OBLIGORS
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 10
THE FINANCE PARTIES

25.	ROLE OF THE AGENT, THE SECURITY AGENT AND THE ARRANGER

25.1	Appointment of the Agent and the Security Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party shall appoint in the Security Documents the Agent to act as its beneficiary agent under in connection with the Finance Documents.

(c)	Each other Finance Party appoints the Security Agent to act as security agent under and in connection with the Finance Documents.

(d)	Each other Finance Party shall appoint in the Security Documents the Security Agent to act as security trustee under and in connection with the Finance Documents.

(e)
Each other Finance Party authorises each of the Agent and the Security Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Duties of the Agent and the Security Agent

(a)
Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document (other than Transfer Certificate and Assignment Agreement) which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)
The Agent shall promptly send to the Security Agent such certification as the Security Agent may require pursuant to paragraph 7 (Basis of distribution) of Schedule 6 (Security agency and agency provisions).

(f)	The duties of the Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature.

(g)	The Agent and the Security Agent shall have no other duties save as expressly provided for in the Finance Documents.

25.3	Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.4	Role of the Security Agent
The Security Agent shall not be an agent of (except as expressly provided in any Finance Document) any Finance Party under or in connection with any Finance Document.

25.5	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent, the Security Agent (except as expressly provided in any Finance Document) or the Arranger as a trustee or fiduciary of any other person.

(b)
Neither the Agent, the Security Agent (except as expressly provided in any Finance Document) nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.6	Business with the Group
The Agent, the Security Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.7	Rights and discretions of the Agent and the Security Agent

(a)	The Agent and the Security Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document; and

(ii)
any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)
The Agent and the Security Agent may assume, unless it has received notice to the contrary in its capacity as agent for the Lenders or, as the case may be, as security agent or security trustee for the Finance Parties, that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	Each of the Agent and the Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	Each of the Agent and the Security Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, the Security Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

25.8	Majority Lenders' and Agent’s instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall:

(i)
exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent); and

(i)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, the Security Agent shall:

(i)
exercise any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Agent (or, if so instructed by the Agent, refrain from exercising any right, power, authority or discretion vested in it as Security Agent); and

(ii)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Agent.

(c)
Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties, provided that any instruction to the Security Agent must be given via the Agent.

(d)
Each of the Agent and the Security Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) (or, in the case of the Security Agent, in accordance with the instructions of the Agent) or under paragraph (e) below until it has received such security as it may require for any cost, loss or liability (together with any associated Consumption Tax) which it may incur in complying with the instructions.

(e)
In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders. In the absence of instructions from the Agent, the Security Agent may refrain from taking any action until instructions from the Agent are received, to the extent permitted by applicable laws and regulations.

(f)
Neither the Agent nor the Security Agent is authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

25.9	Responsibility for documentation
Neither the Agent, the Security Agent nor the Arranger:

(a)
is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)
is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

25.10	Exclusion of liability

(a)
Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 28.10 (Disruption to Payment Systems etc.)), the Agent will not be liable for any action taken by it or for omitting to take action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the Agent or the Security Agent) may take any proceedings against any officer, employee or agent of the Agent or the Security Agent in respect of any claim it might have against the Agent or the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent or the Security Agent may rely on this Clause.

(c)
Neither the Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)
Nothing in this Agreement shall oblige the Agent, the Arranger or the Security Agent to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent, the Arranger and the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Arranger or the Security Agent.

25.11	Lenders' indemnity to the Agent and the Security Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent and the Security Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent or the Security Agent (otherwise than by reason of the Agent's or the Security Agent's gross negligence or wilful misconduct) in acting as Agent or, as the case may be, Security Agent under the Finance Documents (unless the Agent or the Security Agent has been reimbursed by an Obligor pursuant to a Finance Document).

25.12	Resignation of the Agent or the Security Agent

(a)
The Agent or the Security Agent may resign and appoint one of its Affiliates acting through an office in Japan and that, at all times other than when an Event of Default has occurred and is continuing, is reasonably acceptable to the Company, as successor by giving notice to the other Finance Parties and the Company.

(b)	Alternatively the Agent or the Security Agent may resign by giving 30 days' notice to the other Finance Parties and the Company, in which case the Majority Lenders may appoint a successor Agent (which is reasonably acceptable to the Company if an Event of Default has not occurred at that time) or, as the case may be, Security Agent.

(c)
If the Majority Lenders have not appointed a successor Agent or, as the case may be, Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent or, as the case may be, Security Agent may appoint a successor Agent (which is reasonably acceptable to the Company if an Event of Default has not occurred at that time) or Security Agent (in each case acting through an office in Japan).

(d)
The retiring Agent or Security Agent shall make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Agent or Security Agent under the Finance Documents.

(e)
The resignation notice of the Agent or Security Agent shall only take effect upon the appointment of a successor and, in the case of the Security Agent, upon the transfer of all of the Security Property to that successor and the perfection of such transfer.

(f)
Upon the appointment of a successor and, in the case of the Security Agent, upon the transfer of all of the Security Property to that successor and perfection of such transfer, the retiring Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)
After consultation with the Company, the Majority Lenders may, by notice to the Agent or, as the case may be, the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent or, as the case may be, the Security Agent shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (d) above shall be for the account of the Company.

25.13	Confidentiality

(a)
The Agent (in acting as agent for the Finance Parties) and the Security Agent (in acting as security agent or security trustee for the Finance Parties) shall be regarded as acting through its respective agency or security agency or trustee division which in each case shall be treated as a separate entity from any other of its divisions or departments for the purpose of receiving or sharing any information hereunder.

(b)
If information is received by another division or department of the Agent or, as the case may be, the Security Agent, it may be treated as confidential to that division or department and the Agent or, as the case may be, the Security Agent shall not be deemed to have notice of it.

25.14	Relationship with the Lenders

(a)
Subject to Clause 23.8 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)
Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 29.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 29.2 (Addresses) and paragraph (a)(iii) of Clause 29.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

25.15	Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent, the Security Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)
the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.16	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

25.17	Management Time of the Agent and the Security Agent
Any amount payable to the Agent or the Security Agent under Clause 14.3 (Indemnity to the Agent and the Security Agent), Clause 16 (Costs and expenses) and Clause 25.11 (Lenders' indemnity to the Agent and the Security Agent) shall include the cost of utilising its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as it may notify to the Company and the Lenders, and is in addition to any fee paid or payable to it under Clause 11 (Fees).

25.18	Security agency and agency provisions
The provisions of Schedule 6 (Security agency and agency provisions) shall bind each Party.

25.19	Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent or the Security Agent under the Finance Documents the Agent or the Security Agent (as the case may be) may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent or the Security Agent (as the case may be) would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES
No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties
If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, and acting through the Agent, purchase for cash from other Finance Parties at par, participations in the amounts due and payable to such Finance Parties under the Finance Documents in an aggregate amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party, being the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28.5 (Partial payments).

Any purchase by the Recovering Finance Party pursuant to paragraph (c) shall be made on a pro rata basis such that the benefit of such receipt or recovery shall be shared by the Finance Parties as if such receipt or recovery had been paid by the relevant Obligor and distributed by the Agent between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 28.5 (Partial payments).

27.2	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Sharing Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 27.1 (Payments to Finance Parties) shall, upon request of the Agent, and acting through the Agent, repurchase for cash from the Recovering Finance Party at par, participations in the amounts due and payable to the Recovering Finance Party under the Finance Documents in an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Interest Amount"); and

(b)	the relevant Obligor will be liable to such repurchasing Finance Party for any such Interest Amount.

27.3	Exceptions

(a)
This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

27.4	Perfection of Purchases
If a purchase under Clause 27.1 (Payments to Finance Parties) or a repurchase under Clause 27.2 (Reversal of redistribution) is made, each purchasing Finance Party, acting through the Agent (in the case of Clause 27.1 (Payments to Finance Parties)) or the Recovering Finance Party, acting through the Agent (in the case of Clause 27.2 (Reversal of redistribution)) shall perfect such sale or resale, as the case may be, by sending, at the cost and expense of the Company, a notice with a certified date stamp (kakutei hizuke) to the relevant Obligor immediately after such sale or resale, pursuant to Article 467 of the Civil Code of Japan.
SECTION 11
ADMINISTRATION

28.	PAYMENT MECHANICS

28.1	Payments to the Agent

(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor (subject to Clause 28.11 (Payments to the Security Agent)) or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

28.2	Distributions by the Agent

(a)
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor) and Clause 28.4 (Clawback) and Clause 28.11 (Payments to the Security Agent), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency.

(b)
The Agent shall distribute payments received by it in relation to all or any part of a Loan to the Lender indicated in the records of the Agent as being so entitled on that date provided that the Agent is authorised to distribute payments to be made on the date on which any transfer becomes effective pursuant to Clause 23 (Changes to the Lenders) to the Lender so entitled immediately before such transfer took place regardless of the period to which such sums relate.

28.3	Distributions to an Obligor
The Agent and the Security Agent may (with the consent of the Obligor) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback

(a)
Where a sum is to be paid to the Agent or the Security Agent under the Finance Documents for another Party, the Agent or, as the case may be, the Security Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Agent or the Security Agent pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to the Agent or, as the case may be, the Security Agent together with interest on that amount from the date of payment to the date of receipt by the Agent or, as the case may be, the Security Agent, calculated by it to reflect its cost of funds.

28.5	Partial payments

(a)
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Security Agent or the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

28.6	No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, Japanese Yen is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than Japanese Yen shall be paid in that other currency.

28.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

28.10	Disruption to Payment Systems etc.
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)
the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)
the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 33 (Amendments and Waivers);

(e)
the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

28.11	Payments to the Security Agent
Notwithstanding any other provision of any Finance Document, at any time after any Security created by or pursuant to any Security Document becomes enforceable, the Security Agent may require:

(a)	any Obligor to pay all sums due under any Finance Document; or

(b)	the Agent to pay all sums received or recovered from an Obligor under any Finance Document, in each case as the Security Agent may direct for application in accordance with the terms of the Security Documents.

29.	NOTICES

29.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by email, fax or letter.

29.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company and the Guarantor, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent and the Security Agent, that identified with its name below, or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

29.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

29.4	Notification of address and fax number
Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 29.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

29.5	Electronic communication

(a)
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties;

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them.

(b)
Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

29.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.	CALCULATIONS AND CERTIFICATES

30.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2	Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

31.	PARTIAL INVALIDITY
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33.	AMENDMENTS AND WAIVERS

33.1	Required consents

(a)
Subject to Clause 33.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

33.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Obligors other than in accordance with Clause 24 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.2 (Finance Parties' rights and obligations), Clause 23 (Changes to the Lenders), Clause 27 (Sharing among the Finance Parties), or this Clause 33;

(viii)	the release of any Security created pursuant to any Security Document or of any Secured Assets (except as provided in any Security Document); or

(ix)	the nature or scope of the guarantee and indemnity granted under Clause 17 (Guarantee and indemnity) or the Secured Assets, shall not be made without the prior consent of all the Lenders.

(b)
An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Agent, the Security Agent or, as the case may be, the Arranger.

34.	AGREEMENT ON BANK TRANSACTIONS
Any Agreement on Bank Transactions (Ginko torihiki yakujyosho) separately submitted by any Obligor to any Finance Party or entered into between any Obligor and any Finance Party at any time shall not apply to the Finance Documents or any of the transactions contemplated or effected by this Agreement or any other Finance Document.

35.	CONFIDENTIALITY

35.1	Confidential Information
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 35.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

35.2	Disclosure of Confidential Information
Any Finance Party may disclose:

(a)
to any of its Affiliates, related funds’ head office and any other branch and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information; and

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, related funds, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, related funds, Representatives and professional advisers;

(iii)
appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 25.14 (Relationship with the Lenders));

(iv)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(v)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 23.7 (Security over Lenders' rights);

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	who is a Party; or

(viii)	with the consent of the Company;
in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)
in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information; or

(B)
in relation to paragraphs (b)(iv), (b)(v) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances.

35.3	Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

35.4	Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(iv) of Clause 35.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 35 (Confidentiality).

35.5	Continuing obligations
The obligations in this Clause 35 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of two years from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

36.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

37.	PREPARATION OF A NOTARISED DEED
The Company and each Obligor will, at any time upon the request of the Agent, take the necessary procedures to entrust a notary public to execute a notarised deed (kousei syosho) in which the Company or, as the case may be, the relevant Obligor acknowledges its indebtedness under this Agreement or any other Finance Document and agrees to compulsory execution (kyosei shikko) with regard thereto.

38.	USA PATRIOT ACT
Each Lender hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.

SECTION 12
GOVERNING LAW, ENFORCEMENT AND ENTIRE AGREEMENT

39.	GOVERNING LAW
This Agreement is governed by Japanese law.

40.	ENFORCEMENT

40.1	Jurisdiction

(a)
The Tokyo District Court shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").

(b)	The Parties agree that the Tokyo District Court is the most appropriate and convenient court to settle Disputes and accordingly no Party will argue to the contrary.

(c)
This Clause 40.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

41.	ENTIRE AGREEMENT
The Finance Documents constitute the entire contract among the Parties relating to the subject matter hereof, and supersede all previous arrangements and understandings, oral or written, relating to the subject matter hereof.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
THE ORIGINAL LENDERS

Name of Original Lender	Facility A Commitment	Facility B Commitment
The Royal Bank of Scotland plc	JPY1,500,000,000	JPY1,500,000,000
Aozora Bank, Ltd.	JPY1,500,000,000	JPY1,500,000,000
Sumitomo Mitsui Banking Corporation	zero	JPY3,000,000,000
Chinatrust Commercial Bank, Tokyo Branch	JPY700,000,000	JPY800,000,000
Mizuho Bank, Ltd.	JPY500,000,000	JPY500,000,000
The Bank of Tokyo Mitsubishi UFJ, Ltd.	JPY300,000,000	JPY700,000,000
The Tokyo Star Bank, Limited	JPY1,000,000,000	zero
Bank of Taiwan, Tokyo Branch	JPY500,000,000	zero
Total	JPY6,000,000,000	JPY8,000,000,000

SCHEDULE 2
CONDITIONS PRECEDENT AND CONDITIONS SUBSEQUENT
PART 1
CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	Obligors

(a)	A copy of the constitutional documents of each Obligor including, in relation to the Company, a copy of its articles of incorporation (Teikan).

(b)	A copy of a resolution of the board of directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, in the case of the Company, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	in the case of the Guarantor, resolving that it is in the best interests of the Guarantor to enter into the transactions contemplated by the Finance Documents to which it is a party, giving reasons.

(c)
A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above including, in relation to each the Company, a certificate of seal impression (inkan shomeisho) of such Obligor if executed by corporate seal.

(d)
A certificate of each Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.

(e)
A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in Part I of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(f)	In relation to the Company, a certified extract from the commercial register (rireki jikou zenbu shoumeisho) and a copy of its shareholder registry (kabunushi meibo).

(g)
A certificate as to the existence and good standing of the Guarantor from the appropriate governmental authorities in its jurisdiction of organisation, in form and substance satisfactory to the Agent and its counsel.

2.	Existing Syndicated Loan Facility and Existing Security

(a)
Evidence satisfactory to the Agent that immediately after the first Utilisation there will be no Existing Syndicated Loan Facility and no Security or Quasi-Security in respect of such Existing Syndicated Loan Facility over the assets of the Company.

(b)	A copy of the application for registration of the release of the Existing Security.

3.	Other documents and evidence

(a)
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(b)	The Original Financial Statements of each Obligor.

(c)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(d)	An up-to-date copy of the Group Structure Chart.

PART 2
CONDITIONS SUBSEQUENT ON THE REFINANCING DATE

(a)	Deeds of release relating to the Existing Security, duly executed by the parties thereto.

(b)	The Security Trust Agreement, duly executed by the parties thereto.

(c)	The Inventory Assignment Agreement, duly executed by the parties thereto.

(d)	The Bank Account Pledge Agreement (including the related notices and consents required for the purposes of perfecting the pledge), duly executed by the parties thereto.

(e)	Confirmation from the Security Agent that the Secured Assets have been registered in accordance with the terms of the Security Documents.

(f)
A copy of the certificate of the summary of registered matters (touki jiko gaiyo shomeisho) in relation to the registration of cancellation (massho touki) relating to the Existing Security as required pursuant to the Act on Special Provisions etc. of the Civil Code Concerning the Perfection Requirements for the Assignment of Moveables and Claims (dosan oyobi saiken no jyoto ni kansuru minpo no tokurei to ni kansuru horitsu), Act No. 104 of 1998, as amended (the “Perfection Act”).

(g)
The original certificate of the summary of registered matters (toki jiko gaiyo shomeisho) regarding the registration required under the Security Trust Agreement and the Inventory Assignment Agreement as required pursuant to the Perfection Act.

(h)
A legal opinion of Oh-Ebashi LPC & Partners as to matters of Japanese law relating to the enforceability of the Finance Documents and the capacity and authority of the Company to enter into the Finance Documents to which it is a party, substantially in the form distributed to (or otherwise acceptable to) the Agent prior to signing this Agreement.

(i)
A legal opinion of Pillsbury Winthrop Shaw Pittman LLP as to matters of Delaware law relating to the capacity and authority of the Guarantor to enter into the Finance Documents to which it is a party, substantially in the form distributed to (or otherwise acceptable to) the Agent prior to signing this Agreement.

(j)
A legal opinion of Anderson Mori & Tomotsune as to matters of Japanese law relating to the capacity and authority of the Security Agent and to the validity of any security interest and trust created pursuant to the Finance Documents, substantially in the form distributed to (or otherwise acceptable to) the Agent prior to signing this Agreement.

(k)
A legal opinion of Gaikokuho Kyodo-Jigyo Horitsu Jimusho Linklaters as to matters of Japanese law relating to the enforceability of the Finance Documents, substantially in the form distributed to the Agent prior to signing this Agreement.

SCHEDULE 3
REQUESTS
UTILISATION REQUEST

From:	Synnex Infotec Corporation

To:	The Royal Bank of Scotland plc
Dated:
Dear Sirs
Synnex Infotec Corporation – JPY14,000,000,000 Facility Agreement
dated [●] December 2012 (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	[Facility A]/[Facility B]*

Currency of Loan:	JPY

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………
authorised signatory for
Synnex Infotec Corporation

SCHEDULE 4
FORM OF TRANSFER CERTIFICATE

To:	[ ] as Agent and [ ] as Security Agent

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")
Dated:
Synnex Infotec Corporation – JPY14,000,000,000 Facility Agreement
dated [●] December 2012 (the "Agreement")

1.
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 23.5 (Procedure for transfer):

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring (keiyakujyo no chii no jyoto) to the New Lender all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 23.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 29.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	The New Lender confirms that it will be bound by the terms of the Finance Documents.

6.	This Transfer Certificate is governed by Japanese law.

7.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]                                    [New Lender]
By:                                            By:

This Transfer Certificate is accepted by the Agent and the Security Agent and the Transfer Date is confirmed as [                   ].

[Agent]	[Security Agent]

By:	By:

*The Company hereby, on behalf of itself and each other Obligor, consents without objection to the transfer described above.
[                   ]

[Company]
(certified date stamp of a notary public)
By:

SCHEDULE 5
FORM OF ASSIGNMENT AGREEMENT

To:    [                   ] as Agent [                   ] as Security Agent and [                   ] as Company, for and on behalf of each Obligor
From:    [the Existing Lender] (the "Existing Lender") and [the New Lender] (the "New Lender")
Dated:

Synnex Infotec Corporation – JPY14,000,000,000 Facility Agreement
dated [●] December 2012 (the "Agreement")

1.
We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 23.6 (Procedure for assignment):

(a)
The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitments and participations in Loans under the Agreement as specified in the Schedule.

(b)
The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitments and participations in Loans under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 29.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders).

7.
This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with paragraph (b) of 23.6 (Procedure for assignment), to the Company (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

8.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

9.	The New Lender confirms that it will be bound by the terms of the Finance Documents.

10.	This Assignment Agreement is governed by Japanese law.

11.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

THE SCHEDULE
Rights to be assigned and obligations to be released and undertaken
[insert relevant details]
[Facility office address, fax number and attention details for notices and account details for payments]
[Existing Lender]        [New Lender]
By:        By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [                   ].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.
[Agent]    [Security Agent]
By:    By:

(certified date stamp of a notary public)

SCHEDULE 6
SECURITY AGENCY AND AGENCY PROVISIONS

1.	Definitions
In this Schedule:
"Security Property" means all right, title and interest in, to and under any Security Document, including:

(a)	the Security created pursuant to any Security Document from time to time;

(b)	the benefit of the undertakings in any Security Document; and

(c)	all sums received or recovered by the Security Agent pursuant to any Security Document and any assets representing the same.

2.	Creation of security trust
The Security Agent and each other Finance Party agree that the Security Agent shall hold the Security Property on trust as security trustee for the benefit of the Beneficiaries pursuant to the Security Documents.

3.	Defects in Security
The Security Agent shall not be liable for any failure or omission to perfect, or defect in perfecting, the Security created pursuant to any Security Document, including:

(a)	failure to obtain any Authorisation for the execution, validity, enforceability or admissibility in evidence of any Security Document; or

(b)	failure to effect or procure registration of or otherwise protect or perfect any of the Security created by the Security Documents under any laws in any territory.

4.	No enquiry
The Security Agent may accept without enquiry, requisition, objection or investigation such title as any Obligor may have to any Secured Assets.

5.	Retention of documents
The Security Agent may hold title deeds and other documents relating to any of the Secured Assets in such manner as it sees fit (including allowing any Obligor to retain them).

6.	Indemnity out of Security Property
The Security Agent and every receiver, delegate, attorney, agent or other similar person appointed under the Security Trust Agreement may indemnify itself out of the Security Property against any cost, loss or liability incurred by it in that capacity (otherwise than by reason of its own gross negligence or wilful misconduct).

7.	Basis of distribution
To enable it to make any distribution, the Agent may fix a date as at which the amount of the Liabilities is to be calculated and may require, and rely on, a certificate from any Finance Party giving details of:

(a)	any sums due or owing to any Finance Party as at that date; and

(b)	such other matters as it thinks fit.

8.	No duty to collect payments
The Security Agent shall not have any duty:

(a)	to ensure that any payment or other financial benefit in respect of any of the Secured Assets is duly and punctually paid, received or collected; or

(b)
to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise in respect of any of the Secured Assets.

9.	Appropriation

(a)
Each Party irrevocably waives any right to appropriate any payment to, or other sum received, recovered or held by, the Agent in or towards payment of any particular part of the Liabilities and agrees that the Agent shall have the exclusive right to do so.

(b)	Paragraph (a) above will override any application made or purported to be made by any other person.

10.	Investments
All money received or held by the Security Agent under the Finance Documents may, in the name of, or under the control of, the Security Agent:

(a)	be invested in any investment it may select; or

(b)	be deposited at such bank or institution (including itself any other Finance Party or any Affiliate of any Finance Party) as it thinks fit or the Agent instructs.

11.	Suspense Account
Subject to paragraph 12 below the Security Agent may:

(a)	hold in a bank account any money received by it from any Obligor; and

(b)	invest an amount equal to the balance from time to time standing to the credit of that suspense account in any of the investments authorised by paragraph 10 above.

12.	Timing of Distributions
Distributions by the Security Agent shall be made as and when determined by it.

13.	Delegation

(a)	The Security Agent may:

(i)	employ and pay an agent selected by it to transact or conduct any business and to do all acts required to be done by it (including the receipt and payment of money);

(ii)	delegate to any person on any terms (including power to sub-delegate) all or any of its functions; and

(iii)
with the prior consent of the Agent, appoint, on such terms as it may determine, or remove, any person to act either as separate or joint security trustee or agent with those rights and obligations vested in the Security Agent by this Agreement or any Security Document.

(b)	The Security Agent will not be:

(i)	responsible to anyone for any misconduct or omission by any agent, delegate or security trustee or agent appointed by it pursuant to paragraph (a) above; or

(ii)	bound to supervise the proceedings or acts of any such agent, delegate or security trustee or agent, provided that it exercises reasonable care in selecting that agent, delegate or security trustee or agent.

14.	Unwinding
Any appropriation or distribution which later transpires to have been or is agreed by the Security Agent to have been invalid or which has to be refunded shall be refunded and shall be deemed never to have been made.

15.	Lenders
The Agent and the Security Agent shall be entitled to assume that each Lender is a Lender and is a Beneficiary under the Security Documents unless the procedures set out in Clauses 23.5 (Procedure for transfer) and 23.6 (Procedure for assignment) have been completed in respect of such Lender.

SCHEDULE 7
FORM OF COMPLIANCE CERTIFICATE

To:	[ ] as Agent

From:	Synnex Infotec Corporation
Dated:        [                   ]
Dear Sirs
Synnex Infotec Corporation – JPY14,000,000,000 Facility Agreement
dated [●] December 2012 (the "Agreement")

1.
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that the financial covenants in Clause 20.1 (Financial condition) [have]/[have not]* been satisfied.

3.
The total of the net amounts received in cash in respect of Capital Contributions during the period from the beginning of the Rolling Period until the date of this Compliance Certificate is [ ]. [Of that total, [[ ] has been added to Net Worth for the purpose of the ratio in paragraph 2 above]/[ [ ] has been deducted from Fixed Charges for the purposes of the ratio in paragraph 2 above].**]

4.	[We confirm that no Default is continuing.]***

Signed:    ……………….
Authorised officer
of
Synnex Infotec Corporation

[insert applicable certification language]

* Select as applicable and include details of calculations.
** Include and complete this section as applicable where the Company has made an election under Clause 20.3 (Capital contribution).
*** If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 8
TIMETABLES

"D - " refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	D-3 10:00 a.m.
Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders' participation)	D-3 1:00 p.m.
TIBOR is fixed	Quotation Day as of 11:00 a.m. (Tokyo time)

The Company

Address:	Tokyo East 21 Business Center 2F 6-3-1, Toyo Koto-ku, Tokyo 135-8559 Japan
Fax No:	81-3-5665-8510
Attention:	Robert Tertsu Huang Representative Director
By: /s/

The Guarantor

Address:	44201 Nobel Drive Fremont, California 94538 United States of America
Fax No:	1-510-668-3707
Attention:	Chief Financial Officer and General Counsel
By: /s/

The Arrangers

RBS Securities Japan Limited
By: /s/

The Royal Bank of Scotland plc
By: /s/

Aozora Bank, Ltd.
By: /s/

Sumitomo Mitsui Banking Corporation
By: /s/

Chinatrust Commercial Bank, Tokyo Branch
By: /s/

Mizuho Bank, Ltd.
By: /s/

The Bank of Tokyo-Mitsubishi UFJ, Ltd.
By: /s/

The Tokyo Star Bank, Limited
By: /s/

Bank of Taiwan, Tokyo Branch
By: /s/

The Original Lenders

The Royal Bank of Scotland plc
By: /s/

Aozora Bank, Ltd.
By: /s/

Sumitomo Mitsui Banking Corporation
By: /s/

Chinatrust Commercial Bank, Tokyo Branch
By: /s/

Mizuho Bank, Ltd.
By: /s/

The Bank of Tokyo-Mitsubishi UFJ, Ltd.
By: /s/

The Tokyo Star Bank, Limited
By: /s/

Bank of Taiwan, Tokyo Branch
By: /s/

The Agent

Address:	9th/10th Floors 1 George Street Singapore 049145 Singapore
Fax No:	+65 6517 3427 / +65 6517 5038
Attention:	Fredrik Berg / Mitsuko Naka
By: /s/

The Security Agent

Address:	Sanno Park Tower 11-1, Nagatacho 2-chome Chiyoda-ku, Tokyo 100-6172 Japan
Fax No:	81-3-5156-5658
Attention:	Trust Business Administration Department
By: /s/